                                                FILED PURSUANT TO RULE 424(b)(3)
                                                   REGISTRATION NUMBER 333-69303
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in the Prospectus Supplement is not complete and may be       +
+changed. This Prospectus Supplement is not an offer to sell these securities + +and it is not soliciting an offer to buy these securities in any state where +
+the offer or sale is not permitted.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject to Completion
            Preliminary Prospectus Supplement dated January 8, 1999

PROSPECTUS SUPPLEMENT
---------------------
(to Prospectus dated January 8, 1999)
[LOGO OF                    20,000,000 Preferred Securities
OCCIDENTAL                        Oxy Capital Trust I
PETROLEUM     % Trust Originated Preferred Securities/SM/ ("TOPrS/SM/")
CORPORATION]       (liquidation amount $25 per preferred security)
                     guaranteed to the extent set forth herein by
                           Occidental Petroleum Corporation
                                  ----------
                                   The Trust:

 Oxy Capital Trust I is a Delaware business trust. The trust will:

 . sell preferred securities (representing undivided beneficial interests in the trust) to the public;

 . sell common securities (representing undivided beneficial interests in the trust) to Occidental;

 . use the proceeds from these sales to buy an equal principal amount of  %
   Subordinated Deferrable Interest Notes due 2039 of Occidental; and

 . distribute the cash payments it receives on the subordinated notes it owns to the holders of the preferred and common securities.

                            Quarterly Distributions:

 . For each preferred security that you own, you will receive cumulative cash distributions accruing beginning on the date of issuance at an annual rate of % of the liquidation amount of $25 per preferred security, on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 1999.

 . Occidental can defer interest payments on the subordinated notes at any time, and from time to time, for up to 20 consecutive quarterly periods. If Occidental does defer interest payments, the trust will also defer payment of distributions on the preferred and common securities. However, deferred distributions will themselves accrue interest at an annual rate of % (to the extent permitted by law).

                                  Occidental:

 . Occidental will guarantee the payment by the trust of the preferred securities based on obligations discussed in the accompanying prospectus.

 The trust intends to apply to have the preferred securities listed on the New York Stock Exchange under the symbol " ." If approved for listing, trading is expected to commence within 30 days after the preferred securities are first issued.

 Investing in the Preferred Securities Involves Certain Risks Which are Described in the "Risk Factors" Section Beginning on Page S-6 of this Prospectus Supplement.
                                  ----------
 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                                           Per Preferred Security    Total
                                           ---------------------- ------------
Public offering price.....................         $25.00         $500,000,000
Underwriting commission to be paid by
 Occidental...............................           $  .              $
Proceeds to the trust.....................         $25.00         $500,000,000

 For sales of 10,000 or more preferred securities to a single purchaser, the underwriting commission will be $ per preferred security.

 The underwriters may also purchase up to an additional 1,000,000 preferred securities at the public offering price within 30 days after the date of this prospectus supplement to cover over-allotments.

 The trust expects the preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about January , 1999.
                                  ----------
Merrill Lynch & Co.
        A.G. Edwards & Sons, Inc.
                Morgan Stanley Dean Witter
                        PaineWebber Incorporated
                                  Prudential Securities Incorporated
                                                            Salomon Smith Barney
                                  ----------

           The date of this prospectus supplement is January  , 1999.
----------
"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement
Summary Information--Q&A..................................................   S-3
Risk Factors..............................................................   S-6
Information About Occidental..............................................  S-10
Use of Proceeds...........................................................  S-10
Capitalization............................................................  S-11
Selected Historical Financial Information.................................  S-12
Accounting Treatment......................................................  S-12
Description of Securities.................................................  S-13
Certain Terms of the Preferred Securities.................................  S-13
Certain Terms of the Subordinated Notes ..................................  S-19
Certain United States Federal Income Tax Consequences.....................  S-23
Underwriting..............................................................  S-27

                                   Prospectus
Forward-Looking Statements................................................     2
About This Prospectus.....................................................     3
Where You Can Find More Information.......................................     4
Occidental................................................................     5
The Trusts................................................................     5
Use of Proceeds...........................................................     6
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
 and Preferred Stock Dividends............................................     6
Description of Securities.................................................     6
Description of Senior Debt Securities.....................................     6
Description of Subordinated Debt Securities...............................    16
Description of Preferred Securities.......................................    24
Description of Preferred Securities Guarantees............................    30
Relationship Among Preferred Securities, Preferred Securities Guarantees
 and Subordinated Debt Securities Held by Each Trust......................    32
Plan of Distribution......................................................    33
Legal Opinions............................................................    34
Experts...................................................................    34

  You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since such dates.

  The following information concerning Occidental, the trust, the preferred securities, the preferred securities guarantee and the subordinated notes supplements, and should be read in conjunction with, the information contained in the accompanying prospectus. Capitalized terms used in this prospectus supplement have the same meanings as in the accompanying prospectus. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

                            SUMMARY INFORMATION--Q&A

 The following information supplements, and should be read together with, the information contained in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the preferred securities. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page S-6 of this prospectus supplement to determine whether an investment in the preferred securities is appropriate for you.

 For your convenience, we make reference to specific page numbers in this prospectus supplement and the accompanying prospectus for more detailed information on some of the terms and concepts used throughout this prospectus supplement.

What Are the Preferred Securities?

 Each preferred security represents an undivided beneficial interest in the assets of the trust. Each preferred security will entitle the holder to receive quarterly cash distributions as described in this prospectus supplement. The underwriters are offering 20,000,000 preferred securities at a price of $25 for each preferred security. The underwriters may also purchase up to an additional 1,000,000 preferred securities at the public offering price within 30 days after the date of this prospectus supplement to cover over-allotments, if any. See "Underwriting" on page S-27.

Who Is the Trust?

 Oxy Capital Trust I (the "trust") is a recently created Delaware business trust. The trust will sell its preferred securities to the public and its common securities to Occidental. The trust will use the proceeds from these sales to buy a series of % Subordinated Deferrable Interest Notes due 2039 (the "subordinated notes") from Occidental with the same financial terms as the preferred securities.

 There are five trustees of the trust. Three of the trustees are officers of Occidental (the "regular trustees"). The Bank of New York will act as the property trustee of the trust and one of its affiliates will act as the Delaware trustee.

Who Is Occidental?

 Occidental explores for, develops, produces and markets crude oil and natural gas, and manufactures and markets a variety of chlorovinyls (including basic chemicals and polymers and plastics), specialty chemicals and petrochemicals. Occidental conducts its principal operations through two subsidiaries, Occidental Oil and Gas Corporation and Occidental Chemical Corporation, and its 29.5% interest in the Equistar Chemicals, LP petrochemicals partnership.

When Will You Receive Quarterly Distributions?

 If you purchase the preferred securities, you are entitled to receive cumulative cash distributions at an annual rate of % of the liquidation amount of $25 per preferred security. Distributions will accumulate from the date the trust issues the preferred securities and will be paid quarterly in arrears on March 31,

June 30, September 30 and December 31 of each year, beginning March 31, 1999.

When Can Payment of Your Distributions Be Deferred?

 Occidental can, on one or more occasions, defer interest payments on the subordinated notes for up to 20 consecutive quarterly periods unless an event of default (see page 18) under the subordinated notes has occurred and is continuing. A deferral of interest payments cannot extend, however, beyond the
maturity date of the subordinated notes (which is    , 2039).

 If Occidental defers interest payments on the subordinated notes, the trust will also defer distributions on the preferred securities. During this deferral period, distributions will continue to accrue on the preferred securities at an annual rate of % of the liquidation amount of $25 per preferred security. Also, the deferred distributions will themselves accrue interest at an annual rate of % (to the extent permitted by law). Once Occidental makes all interest payments on the subordinated notes, with accrued interest, it can again postpone interest payments on the subordinated notes if no event of default under the subordinated notes has occurred and is continuing.

 During any period in which Occidental defers interest payments on the subordinated notes, Occidental will not be permitted to (with certain exceptions described on page S-21):

 . pay a dividend or make any other payment or distribution on its capital stock;

 . redeem, purchase or make a liquidation payment on any of its capital stock;
   or

 . make an interest, principal or premium payment, or repurchase or redeem, any of its debt securities that rank equal with or junior to the subordinated notes.

 Should Occidental exercise its rights to defer payments of interest on the subordinated notes, you will be required to accrue interest income for United States federal income tax purposes before you receive cash distributions. See "Certain United States Federal Income Tax Consequences" on page S-23 and "Risk Factors--Ability to Defer Distributions Has Tax Consequences For You and May Affect the Trading Price of the Preferred Securities" on page S-7.

When Can the Trust Redeem the Preferred Securities?

 The trust will redeem all of the outstanding preferred securities when the
subordinated notes are paid at maturity on    , 2039. In addition, if
Occidental redeems any subordinated notes before their maturity, the trust will use the cash it receives on the redemption of the subordinated notes to redeem, on a pro rata basis, preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated notes redeemed.

 Occidental can redeem some or all of the subordinated notes before their maturity at 100% of their principal amount:

 . on one or more occasions any time on or after    , 2004; and

 . before    , 2004, if certain changes in tax or investment company law occur
   (each of which is a "Special Event" and each of which is more fully described on page S-14), and within 90 days of the occurrence of the Special Event,

plus, in either case, accrued interest to the date of redemption.

What Is Occidental's Guarantee of the Preferred Securities?

 Occidental will fully and unconditionally guarantee the preferred securities based on:

 . its obligations to make payments on the subordinated notes;

 . its obligations under its guarantee of the preferred securities (the
   "preferred securities guarantee"); and

 . its obligations under the amended and restated declaration of trust (the
   "declaration") and the subordinated indenture (the "indenture").

 If Occidental does not make a payment on the subordinated notes, the trust will not have sufficient funds to make payments on the preferred securities. The preferred securities guarantee does not cover payments when the trust does not have sufficient funds to make payments on the preferred securities. Occidental's obligations under the preferred securities guarantee are junior to its obligations to make payments on all of its other liabilities, except as discussed elsewhere in this prospectus supplement. See "Risk Factors-- Occidental's Obligations Under the Preferred Securities Guarantee and the Subordinated Notes Are Subordinated" on page S-6.

When Could the Subordinated Notes Be Distributed to You?

 Occidental has the right to terminate the trust at any time. If Occidental decides to exercise its right to terminate the trust, the trust will redeem the preferred securities by distributing the subordinated notes to holders of the preferred securities and the common securities on a pro rata basis.

What Happens if the Trust Is Terminated and the Subordinated Notes Are Not Distributed?

 The trust may also be terminated in circumstances where the subordinated notes will not be distributed. In those situations, the trust will pay the liquidation amount of $25 for each preferred security plus unpaid distributions to the date such payment is made. The trust will be able to make this distribution of cash only if the subordinated notes are redeemed by Occidental.

Will the Preferred Securities Be Listed on a Stock Exchange?

 The trust intends to apply to have the preferred securities listed on the NYSE under the symbol " ." If approved for listing, trading is expected to commence within 30 days after the preferred securities are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that a liquid trading market will be available for the preferred securities.

 If the trust distributes the subordinated notes, Occidental will use its best efforts to list them on the NYSE or any other exchange or other organization on which the preferred securities are then listed.

In What Form Will the Preferred Securities Be Issued?

 The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for your preferred securities. The trust expects that the preferred securities will be ready for delivery through DTC on or about
January   , 1999.

                                  RISK FACTORS

 Your investment in the preferred securities will involve certain risks. You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the preferred securities is suitable for you.

Occidental's Obligations Under the Preferred Securities Guarantee and the Subordinated Notes Are Subordinated

 Occidental's obligations under the preferred securities guarantee are unsecured and will rank in priority of payment:

 . junior to all of Occidental's other liabilities, except those liabilities made equal or junior to the preferred securities guarantee by their terms;

 . equal with all of Occidental's most senior preferred and preference stock now or hereafter issued by it, and with any guarantee now or hereafter issued by it in respect of any preferred or preference stock of any of its affiliates; and

 . senior to Occidental's common stock.

 This means that Occidental cannot make any payments on the preferred securities guarantee if it defaults on a payment of any of its other liabilities, except those liabilities made equal or junior to the preferred securities guarantee by their terms. In the event of the bankruptcy, liquidation or dissolution of Occidental, its assets would be available to pay obligations under the preferred securities guarantee only after all payments had been made on its other liabilities (except those liabilities made equal or junior to the preferred securities guarantee by their terms).

 Occidental's obligations under the subordinated notes are unsecured and will rank junior in priority of payment to Occidental's Senior Indebtedness (see page S-19). This means that Occidental cannot make any payments of principal (including redemption payments) or interest on the subordinated notes if it defaults on a payment on its Senior Indebtedness. In the event of the bankruptcy, liquidation or dissolution of Occidental, its assets would be available to pay obligations under the subordinated notes only after all payments had been made on its Senior Indebtedness. At September 30, 1998, on a pro forma basis, as if on that date (1) Occidental and the trust had issued and sold the preferred securities and the subordinated notes and applied the estimated net proceeds thereof, approximately $483 million, to repay commercial paper and (2) Occidental had used the net proceeds of: (a) $497 million in connection with a natural gas delivery commitment entered into in November 1998, (b) the sale by Occidental of $200,000,000 6.75% Senior Notes due 2002 and $400,000,000 7.375% Senior Notes due 2008 in November 1998 and (c) a note receivable in the original principal amount of approximately $1.4 billion received on January 4, 1999, in each case, to repay indebtedness, the total amount of Senior Indebtedness of Occidental and the total amount of indebtedness of Occidental's consolidated subsidiaries that would have effectively ranked senior to the subordinated notes would have been approximately $5.9 billion. See "Capitalization" on page S-11 and "Use of Proceeds" on page S-10.

 The preferred securities, the preferred securities guarantee and the subordinated notes do not limit the ability of Occidental and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated notes and the preferred securities guarantee.

 For more information please refer to "Certain Terms of the Subordinated Notes --Subordination" on page S-19 and "Description of Preferred Securities Guarantees--Status of the Preferred Securities Guarantees" on page 31.

Preferred Securities Guarantee Covers Payments Only if the Trust Has Cash Available

 The ability of the trust to pay scheduled distributions on the preferred securities, the redemption price of the preferred securities and the liquidation amount of each preferred security is solely dependent upon Occidental making the related payments on the subordinated notes when due.

 If Occidental defaults on its obligation to pay principal or interest on the subordinated notes, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each preferred security. In those circumstances, you will not be able to rely upon the preferred securities guarantee for payment of these amounts.

 Instead, you:

 . may directly sue Occidental or seek other remedies to collect your pro rata share of payments owed; or

 . rely on the property trustee to enforce the trust's rights under the subordinated notes.

Ability to Defer Distributions Has Tax Consequences For You and May Affect the Trading Price of the Preferred Securities

 If no event of default under the subordinated notes has occurred and is continuing, Occidental can, on one or more occasions, defer interest payments on the subordinated notes for up to 20 consecutive quarterly periods, but not beyond the maturity date of the subordinated notes. If Occidental defers interest payments on the subordinated notes, the trust will defer distributions on the preferred securities during any deferral period. However, distributions would still accumulate and such deferred distributions will themselves accrue interest at the annual rate of % per annum (to the extent permitted by law).

 Should Occidental exercise its right to defer payments of interest on the subordinated notes, each holder of the preferred securities will be required to accrue interest income (as original issue discount ("OID")) in respect of the deferred stated interest allocable to its share of the preferred securities for United States federal income tax purposes. As a result, each holder of preferred securities will include such income in gross income for United States federal income tax purposes prior to the receipt of any cash distributions. In addition, each holder of the preferred securities will not receive cash from the trust related to such income if such holder disposes of its preferred securities prior to the record date on which distributions of such amounts are made.

 Occidental has no current intention of deferring interest payments on the subordinated notes. However, if Occidental exercises its right in the future, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the subordinated notes. If you sell the preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the preferred securities. In addition, the existence of Occidental's right to defer payments of interest on the subordinated notes may mean that the market price for the preferred securities (which represent an undivided beneficial interest in the subordinated notes) may be more volatile than other securities that do not have these rights.

 See "Certain United States Federal Income Tax Consequences" on page S-23 for more information regarding the United States federal income tax consequences of purchasing, holding and selling the preferred securities.

Preferred Securities May Be Redeemed Before   , 2004 if a Special Event Occurs

 If a Special Event (see page S-14) occurs and is continuing, Occidental has the right to redeem some or all of the subordinated notes. If such a redemption happens, the trust will use the cash it receives on the redemption of the subordinated notes to redeem an equivalent amount of the preferred and common securities on a pro rata basis within 90 days of the event.

 Please see "Certain Terms of the Preferred Securities--Special Event Redemption" on page S-14 for more information.

Preferred Securities May Be Redeemed After   , 2004 At Occidental's Option

 At Occidental's option, the subordinated notes may be redeemed, in whole or in
part, at any time on or after      , 2004 at a redemption price equal to 100%
of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "Certain Terms of the Subordinated Notes--Redemption" on page S-20. You should assume that Occidental will exercise its redemption option if it is able to refinance at a lower interest rate or it is otherwise in the interest of Occidental to redeem the subordinated notes. If such a redemption happens, the trust will use the cash it receives on the redemption of the subordinated notes to redeem an equivalent amount of the preferred and common securities.

 Please see "Certain Terms of the Preferred Securities--Redemption" on page S-14 for more information.

Distribution of Subordinated Notes May Have a Possible Adverse Effect on Trading Price

 Occidental has the right to terminate the trust at any time. If Occidental decides to exercise its right to terminate the trust, the trust will redeem the preferred and common securities by distributing the subordinated notes to holders of the preferred securities and common securities on a pro rata basis.

 Under current United States federal income tax laws, a distribution of subordinated notes to you on the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of subordinated notes to you would be a taxable event to you. In addition, if there is a change in law, a distribution of subordinated notes to you on the dissolution of the trust could also be a taxable event to you.

 Occidental has no current intention of causing the termination of the trust and the distribution of the subordinated notes. However, there are no restrictions on its ability to do so at any time. Occidental anticipates that it would consider exercising this right in the event that expenses associated with maintaining the trust were substantially greater than currently expected, such as if a Special Event occurred. Occidental cannot predict the other circumstances under which this right would be exercised.

 Although Occidental will use its best efforts to list the subordinated notes on the NYSE (or any other exchange or organization on which the preferred securities are then listed) if they are distributed, we cannot assure you that the subordinated notes will be approved for listing or that a liquid trading market will exist for those securities.

 Occidental cannot predict the market prices for the subordinated notes that may be distributed. Accordingly, the subordinated notes that you receive on a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

 Because you may receive subordinated notes, you should make an investment decision with regard to the subordinated notes in addition to the preferred securities. You should carefully review all the information regarding the subordinated notes contained in this prospectus supplement and the accompanying prospectus. See "Certain United States Federal Income Tax Consequences -- Receipt of Subordinated Notes or Cash Upon Liquidation of the Trust" on page S-25 for more information.

Limited Voting Rights

 You will have limited voting rights. In general, unless an event of default under the declaration is continuing, only Occidental can elect or remove any of the trustees.

 See "The Trusts" on page 5 and "Description of Preferred Securities--Voting Rights; Amendment of Declarations" on page 27 for more information.

                          INFORMATION ABOUT OCCIDENTAL

 We explore for, develop, produce and market crude oil and natural gas, and manufacture and market a variety of chlorovinyls (including basic chemicals and polymers and plastics), specialty chemicals and petrochemicals. We conduct our principal operations through two subsidiaries, Occidental Oil and Gas Corporation and Occidental Chemical Corporation, and our 29.5% interest in the Equistar Chemicals, LP petrochemicals partnership.

 Occidental Petroleum Corporation was organized in April 1986 and, as the result of a reorganization effective May 21, 1986, became the successor to a California corporation of the same name organized in 1920.

                                USE OF PROCEEDS

 All of the proceeds of the sale of the preferred securities together with the proceeds of the sale of the common securities to Occidental will be invested by the trust in subordinated notes of Occidental. Occidental intends to use the net proceeds from the issuance of the subordinated notes, estimated at $483 million, for general corporate purposes, primarily the repayment of commercial paper. As of January 8, 1999, the weighted average interest rate of all of Occidental's commercial paper borrowings, including the borrowings to be repaid, is 6.00% and the maturities of all of Occidental's commercial paper borrowings, including the borrowings to be repaid, range from January 8, 1999 to April 30, 1999.

                                 CAPITALIZATION

  The following table sets forth the consolidated short-term debt and consolidated capitalization of Occidental at September 30, 1998 (1) on a historical basis; (2) on a pro forma basis to reflect Occidental's application of net proceeds (a) of $497 million in connection with a natural gas delivery commitment, (b) from the sale by Occidental of $200,000,000 6.75% Senior Notes due 2002 and $400,000,000 7.375% Senior Notes due 2008 in November 1998 and (c) from a note receivable in the original principal amount of approximately $1.4 billion received on January 4, 1999; and (3) on a pro forma basis as adjusted to reflect the sale of the preferred securities, the issuance of the subordinated notes and the application of the estimated net proceeds thereof as described under "Use of Proceeds" on page S-10.

                                                    September 30, 1998
                                                       (in millions)
                                                        (unaudited)
                                            -----------------------------------
                                                                     Pro Forma
                                            Historical Pro Forma(1) As Adjusted
                                            ---------- ------------ -----------
Short-term debt:
  Current maturities of long-term debt and
   capital lease liabilities...............   $1,400      $    5      $    5
  Notes payable to banks and other
   financial institutions..................       30          30          30
                                              ------      ------      ------
    Total short-term debt..................   $1,430      $   35      $   35
                                              ======      ======      ======
Long-term debt, net of current maturities
 and unamortized discount..................   $5,830      $5,338      $4,855
                                              ------      ------      ------
Capital lease liabilities, net of current
 portion...................................       29          29          29
                                              ------      ------      ------
Minority equity in subsidiaries and
 partnerships..............................        4           4           4
                                              ------      ------      ------
Company obligated mandatorily redeemable
 preferred capital trust securities of
 subsidiary trust holding solely notes of
 Occidental(2).............................      --          --          500
                                              ------      ------      ------
Stockholders' equity:
  Nonredeemable preferred stock, $1.00 par
   value...................................      269         269         269
  Common stock, $.20 par value; authorized,
   500 million shares......................       69          69          69
  Other stockholders' equity...............    3,148       3,148       3,148
                                              ------      ------      ------
    Total stockholders' equity.............    3,486       3,486       3,486
                                              ------      ------      ------
     Total capitalization..................   $9,349      $8,857      $8,874
                                              ======      ======      ======

--------
(1) In November 1998, Occidental entered into a natural gas delivery commitment for net proceeds of $497 million which obligates Occidental to deliver approximately 263 billion cubic feet of natural gas over a four year period beginning in 2000. This liability will be disclosed as a separate caption on the balance sheet.
(2) The sole assets of the trust will be the subordinated notes. Upon prepayment of such notes, the related preferred securities will be mandatorily redeemable.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

 The following selected historical financial information of Occidental and its consolidated subsidiaries is derived from, should be read in conjunction with, and is qualified in its entirety by, Occidental's Consolidated Financial Statements for each of the three years in the periods ended December 31, 1997, 1996 and 1995 and as of September 30, 1998 and 1997, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included in Occidental's 1997 Annual Report on Form 10-K and the other documents incorporated by reference herein. Financial information as of and for the nine months ended September 30, 1998 and 1997 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The results of operations and cash flows for the nine months ended
September 30, 1998 are not necessarily indicative of the results of operations and cash flows to be expected for the entire year.

                            Nine Months Ended        Years Ended
                              September 30,         December 31,
                            -----------------  -------------------------
                              1998     1997     1997     1996     1995
                            -------- --------  -------  -------  -------
                                              (in millions)
Results of Operations:
----------------------
Revenues:
---------
 Net sales and operating
  revenues................  $  4,904 $  6,082  $ 8,016  $ 7,987  $ 8,389
 Interest, dividends and
  other income............       189       64       88      244      105
 Gains on disposition of
  assets, net.............       544       (1)      (4)      11       45
 Income from equity
  investments.............        10       25        1       70       94
                            -------- --------  -------  -------  -------
                               5,647    6,170    8,101    8,312    8,633
                            -------- --------  -------  -------  -------
Costs and other
---------------
 deductions:
 -----------
 Cost of sales............     3,838    4,379    5,844    5,796    6,221
 Selling, general and
  administrative and other
  operating expenses......       572      625    1,040      958    1,035
 Environmental
  remediation.............       --        24      136      100       21
 Exploration expense......        79       60      119      120      106
 Interest and debt
  expense, net............       412      323      434      482      579
                            -------- --------  -------  -------  -------
                               4,901    5,411    7,573    7,456    7,962
                            -------- --------  -------  -------  -------
Income (loss) from
 continuing operations
 before taxes.............       746      759      528      856      671
Provision for domestic and
 foreign income and other
 taxes....................       383      364      311      342      313
                            -------- --------  -------  -------  -------
Income (loss) from
 continuing operations....       363      395      217      514      358
Discontinued operations,
 net......................        38       99     (607)     184      153
Extraordinary loss, net...       --       --       --       (30)     --
                            -------- --------  -------  -------  -------
Net income (loss).........  $    401 $    494  $  (390) $   668  $   511
                            ======== ========  =======  =======  =======
 Depreciation, depletion
  and amortization
  expense.................  $    653 $    598  $   822  $   761  $   768
                            ======== ========  =======  =======  =======
Financial Position (at end
--------------------------
 of period):
 -----------
Total assets..............  $ 15,344 $ 15,132  $15,282  $14,981  $15,342
Long-term debt, net.......     5,830    4,785    4,925    4,511    4,819
Capital lease liabilities,
 net......................        29      236      235      237      259
Total stockholders'
 equity...................     3,486    5,357    4,286    5,140    4,630

                              ACCOUNTING TREATMENT

 The financial statements of the trust will be consolidated with Occidental's consolidated financial statements, with the preferred securities shown as a separate line item in Occidental's balance sheet outside of the shareholders' equity section as "Company obligated mandatorily redeemable preferred capital trust securities of subsidiary trust holding solely notes of Occidental." Disclosures concerning the preferred securities, the preferred securities guarantee and the subordinated notes will be included in the notes to Occidental's consolidated financial statements.

                           DESCRIPTION OF SECURITIES

  This prospectus supplement summarizes the specific terms and provisions of the preferred securities and the subordinated notes and supplements the general description of the terms and provisions of these securities in the accompanying prospectus. These summaries are not meant to be a complete description of each security. However, this prospectus supplement and the accompanying prospectus contain the material terms and conditions for each security. For more information, please refer to the declaration, the indenture, the officers' certificate and the preferred securities guarantee. Forms of these documents are filed as exhibits to or will be incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus are a part. All terms used in this prospectus supplement and not defined in this prospectus supplement have the meanings given to them in these documents.

                   CERTAIN TERMS OF THE PREFERRED SECURITIES

Distributions

 The preferred securities represent undivided beneficial interests in the assets of the trust. The only assets of the trust will be the subordinated notes. Distributions on the preferred securities are cumulative and will
accumulate from the date they are first issued at the annual rate of   % of the
$25 liquidation amount of each preferred security. Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 1999. Distributions not paid when due will
themselves accumulate additional interest, at the annual rate of   % on the
amount of unpaid distributions (to the extent permitted by law). When we refer to any payment of distributions, distributions include any such additional distributions. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months.

 If distributions are payable on a date that is not a business day (as defined at the end of this paragraph), payment will be made on the next business day (and without any interest or other payment in respect of such delay). However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means each day except Saturday, Sunday and any day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

Deferral of Distributions

 If no event of default has occurred and is continuing under the subordinated notes, Occidental can, on one or more occasions, defer interest payments on the subordinated notes for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the subordinated notes. If Occidental defers interest payments on the subordinated notes, the trust will also defer quarterly distributions on the preferred securities. During a deferral period, the amount of distributions due to you would continue to accumulate and such deferred distributions will themselves accrue interest at the rate stated above (to the extent permitted by law).

 Once Occidental makes all deferred interest payments on the subordinated notes, with accrued interest, it can again defer interest payments on the subordinated notes if no event of default under the subordinated notes has occurred and is continuing.

 Occidental has no current intention of deferring interest payments on the subordinated notes. If Occidental defers interest payments on the subordinated notes, Occidental would be subject to certain restrictions relating to the payment of dividends on or redemption of its capital stock and payments on its debt securities that rank equal with or junior to the subordinated notes. See "Certain Terms of the Subordinated Notes--Option to Extend Interest Payment Period" on page S-21.

Payment Of Distributions

 Distributions on the preferred securities will be payable to holders named on the securities register of the trust on the relevant record date. Payments on the preferred securities represented by a global security will be made in immediately available funds to DTC, the depositary for the preferred securities.

 As long as the preferred securities are in book-entry only form, the record date for the payment of distributions will be one business day before the relevant payment date. If the preferred securities are ever issued in certificated form, the record date for the payment of distributions will be the 15th day of the last month of each quarterly distribution period, even if that day is not a business day.

Redemption

 Occidental can redeem some or all of the subordinated notes before their maturity:

 . on one or more occasions any time on or after   , 2004; and

 . before   , 2004, if certain changes in tax or investment company law occur
   (each of which is a "Special Event" and is described more fully below).

 When Occidental repays some or all of the subordinated notes, either at
maturity on   , 2039 or upon early redemption (as we discussed above), the trust will use the cash it receives upon the redemption of the subordinated notes to redeem a like amount of the preferred and common securities. The preferred and (unless there is a default under the subordinated notes) common securities will be redeemed at a price equal to the redemption price for each $25 principal amount of the subordinated notes redeemed. The redemption price for the subordinated notes is 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Certain Terms of the Subordinated Notes --Redemption" on page S-20.

 If less than all the preferred and common securities are redeemed, then the aggregate liquidation amount of preferred and common securities to be redeemed will be allocated approximately 3% to the common securities holders, subject to the exceptions described under "--Subordination of Common Securities" on page S-16 , and approximately 97% to the preferred securities holders. The preferred securities will be redeemed in accordance with the procedures of DTC.

Special Event Redemption

 If a Tax Event or an Investment Company Event, as we define them below (each a "Special Event") has occurred and is continuing, Occidental may redeem some or all of the subordinated notes, within 90 days following the occurrence of the Special Event.

 "Tax Event" means that the trust will have received an opinion of counsel experienced in such matters to the effect that, as a result of any:

 . amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States or any political subdivision or taxing authority affecting taxation; or

 . official or administrative pronouncement or action, or judicial decision, interpreting or applying such laws or regulations where such change or amendment becomes effective, or such pronouncement, action or decision is announced or occurs, on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

 . the trust is or, within 90 days of the date of such opinion, would be subject to United States federal income tax with respect to interest accrued or received on the subordinated notes;

 . interest payable by Occidental on the subordinated notes is not or, within 90 days of the date of such opinion, would not be deductible by Occidental in whole or in part for United States federal income tax purposes; or

 . the trust is or, within 90 days of the date of such opinion, would be subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

 "Investment Company Event" means that the trust will have received an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" under the Investment Company Act of 1940 that is required to be registered under this law, which change becomes effective on or after the date of this prospectus supplement.

Redemption Procedures

 The trust will give you at least 30 days, but not more than 60 days, notice before any redemption of preferred securities. To the extent funds are available for payment, the trust will irrevocably deposit with the depositary sufficient funds to pay the redemption amount for the preferred securities being redeemed. The trust will also give the depositary irrevocable instructions and authority to pay the redemption amount to the preferred securities holders. Distributions to be paid on or before the redemption date for any preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

 Once notice of redemption is given and funds are irrevocably deposited, distributions on the preferred securities will cease to accrue and all rights of the holders of the preferred securities called for redemption will cease, except for the right of holders to receive the redemption amount (but without interest on such redemption amount).

 If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if the next business day is in the next calendar year, the redemption amount will be payable on the preceding business day.

 If payment of the redemption amount for any preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by Occidental pursuant to the preferred securities guarantee, distributions on the preferred securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

 In compliance with applicable law (including the United States federal securities laws), Occidental or its affiliates may, at any time, purchase outstanding preferred securities by tender, in the open market, or by private agreement; provided that the acquiror is not the holder of the common securities or the obligor under the indenture.

Subordination of Common Securities

 Payment of distributions on, and the redemption and liquidation amount of, the preferred and common securities will be made pro rata based on the aggregate liquidation amounts of the preferred and common securities. However, if an event of default has occurred and is continuing with respect to the subordinated notes, no payments may be made on the common securities unless all unpaid amounts on the preferred securities have been provided for or paid in full.

 If an event of default has occurred and is continuing with respect to the subordinated notes, the common securities holder will be deemed to have waived any right to take any action with respect to the event of default (or any related Declaration Event of Default) until the event of default has been cured, waived or eliminated. Until any event of default has been cured, waived or eliminated, the property trustee will act solely on your behalf and only you, as the holder of preferred securities, will have the right to direct the property trustee to act on your behalf.

Book-Entry-Only Issuance--The Depository Trust Company

 The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that the trust will not issue certificates to you for the preferred securities. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the preferred securities. Each participant will then keep a record of its clients. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

 Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC has provided the trust and Occidental with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("direct participants") deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

 DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

 DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc.

 When you purchase preferred securities through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the preferred securities on DTC's records. Since you actually own the preferred security, you are the beneficial owner. Your ownership interest will be recorded only on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the preferred securities. DTC's records show only the identity of the direct participants and the amount of the preferred securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

 The property trustee will wire payments on the preferred securities to DTC's nominee. Occidental, the trust and the property trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Occidental, the trust, the property trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

 Any redemption notices will be sent by Occidental and the trust directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder. If less than all of the preferred securities are being redeemed, DTC's practice is to choose by lot the amount of the interest of each direct participant to be redeemed. The direct participant will then use an appropriate method to allocate the redemption among its beneficial holders, like you.

 It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with preferred securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the property trustee, Occidental or the trust.

 Preferred securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

 . DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the trust within 90 days; or

 . the regular trustees decide (with the agreement of Occidental) to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

 If the book-entry-only system is discontinued, the property trustee will keep the registration books for the preferred securities at its corporate office and follow the practices and procedures discussed below.

  DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Certificated Securities--Registration, Transfer and Payment

 If the trust issues certificated securities, they will be registered in the name of the securityholder. The preferred securities may be transferred or exchanged, based on administrative procedures in the declaration, without the payment of any service charge (other than any tax or other governmental charge) by contacting the property trustee, The Bank of New York, at 101 Barclay-21W, New York, NY 10286, attention: Corporate Trust Administration.

 Distribution payments on certificated preferred securities will be made by check. Payment of the redemption price or liquidation amount will be made in immediately available funds when you surrender a preferred security.

                    CERTAIN TERMS OF THE SUBORDINATED NOTES

 The subordinated notes will be issued as a series pursuant to an officers' certificate ("officers' certificate") as provided for in the indenture.

Subordination

 The subordinated notes are unsecured and are junior in right of payment to all Senior Indebtedness (as we define below) of Occidental. This means that no payment on the subordinated notes may be made if:

 . any Senior Indebtedness of Occidental is not paid when due, any applicable grace period with respect to any such payment default has ended and such default has not been cured or waived or ceased to exist; or

 . if the maturity of any Senior Indebtedness of Occidental has been accelerated because of a default and such acceleration has not been rescinded.

 On any distribution of assets of Occidental to creditors upon any dissolution, winding-up or liquidation, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, reorganization or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness of Occidental must be paid in full before the holders of the subordinated notes are entitled to receive or retain any payment. Upon payment in full of Occidental's Senior Indebtedness, the holders of the subordinated notes will assume rights similar to the holders of Senior Indebtedness of Occidental to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated notes are paid in full.

 The subordinated notes will rank at least equal with all other subordinated notes initially issued to the other trusts referred to in the accompanying prospectus or to other trusts, partnerships or other entities affiliated with Occidental in connection with an issuance of securities similar to the preferred securities.

 Senior Indebtedness means with respect to Occidental:

 . principal, premium and interest Occidental owes on:

   (1)indebtedness for money borrowed by Occidental; or

   (2)indebtedness evidenced by notes, debentures, bonds or similar evidences of indebtedness issued by Occidental;

 . all capital lease obligations of Occidental;

 . all obligations of Occidental for the deferred purchase price of property or services; and

 . all obligations of the type referred to above of other persons for the payment of which Occidental is responsible or liable as obligor or guarantor.

Senior Indebtedness does not include:

 . any indebtedness that is by its terms junior to or equal with the subordinated notes;

 . trade accounts payable arising in the ordinary course of business;

 . indebtedness of Occidental to any subsidiary of Occidental; and

 . any series of subordinated notes initially issued to the other Occidental trusts referred to in the accompanying prospectus or to other trusts, partnerships or other entities affiliated with Occidental in connection with an issuance of securities similar to the preferred securities.

 The preferred securities, the preferred securities guarantee and the subordinated notes do not limit the ability of Occidental and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated notes and the preferred securities guarantee. At September 30, 1998, on a pro forma basis, as if on that date (1) Occidental and the trust had issued and sold the preferred securities and the subordinated notes and applied the estimated net proceeds thereof, approximately $483 million, to repay commercial paper and (2) Occidental had used the net proceeds of:
(a) $497 million in connection with a natural gas delivery commitment entered into in November 1998, (b) the sale by Occidental of $200,000,000 6.75% Senior Notes due 2002 and $400,000,000 7.375% Senior Notes due 2008 in November 1998 and (c) a note receivable in the original principal amount of approximately $1.4 billion received on January 4, 1999, in each case, to repay indebtedness, the total amount of Senior Indebtedness of Occidental and the total amount of indebtedness of Occidental's consolidated subsidiaries that would have effectively ranked senior to the subordinated notes would have been approximately $5.9 billion. See "Capitalization" on page S-11 and "Use of Proceeds" on page S-10.

Interest Rate and Maturity

 The subordinated notes will mature on    , 2039 and will bear interest,
accruing beginning at the date of issuance, at the annual rate of % of their principal amount, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 1999. Interest payments not paid when due will themselves accrue additional interest at the annual rate of % on the amount of unpaid interest (to the extent permitted by law). When we refer to any payment of interest, interest includes such additional interest and any Additional Interest as we define it in the next paragraph. The amount of interest payable for any period will be computed based on a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in such 30-day month. The interest payment provisions for the subordinated notes correspond to the distribution provisions of the preferred securities. The subordinated notes do not have a sinking fund. This means that Occidental is not required to make any principal payments prior to maturity.

Additional Interest

 If the trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority (collectively, "Taxes"), then Occidental will be required to pay additional interest ("Additional Interest") on the subordinated notes. The amount of any Additional Interest will be an amount sufficient so that after the trust pays any Taxes, the trust will be in the same position it would have been if it did not have to pay such Taxes.

Redemption

 Occidental has the option to redeem some or all of the subordinated notes before their maturity:

 . on one or more occasions any time on or after    , 2004; or

 . before     , 2004, if a Special Event occurs and is continuing and within
   90 days of the Special Event.

 In those circumstances, if Occidental decides to redeem some or all of the subordinated notes, the redemption price of each subordinated note redeemed will be equal to 100% of the principal amount of such subordinated note plus accrued and unpaid interest on such subordinated note to the date of redemption.

Distribution of Subordinated Notes

 If the property trustee distributes the subordinated notes to the preferred and common securities holders upon the dissolution and liquidation of the trust, the subordinated notes will be issued in denominations of $25 principal amount and integral multiples thereof. Occidental anticipates that the subordinated notes would be distributed in the form of one or more global securities and DTC, or any successor depository for the preferred securities, would act as depositary for the subordinated notes. The depository arrangements for the subordinated notes would be substantially similar to those in effect for the preferred securities.

 For a description of DTC and the terms of the depository arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Certain Terms of the Preferred Securities-- Book-Entry-Only Issuance-- The Depository Trust Company" on page S-16.

Option to Extend Interest Payment Period

 Occidental can defer interest payments on the subordinated notes for up to 20 consecutive quarterly periods, if no event of default has occurred and is continuing with respect to the subordinated notes. A deferral of interest payments cannot extend, however, beyond the maturity date of the subordinated notes. No interest will be due and payable on the subordinated notes until the end of the deferral period except upon a redemption of the subordinated notes during a deferral period.

 Occidental may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption date, Occidental will be obligated to pay all accrued and unpaid interest.

 Once Occidental makes all interest payments on the subordinated notes, with accrued interest, it can again defer interest payments on the subordinated notes if no event of default under the subordinated notes has occurred and is continuing.

 During any deferral period, Occidental will not be permitted to:

 . declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment on any shares of its capital stock, other than certain situations including stock dividends paid by Occidental where the dividend stock is the same stock as that on which the dividend is paid; or

 . make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Occidental which rank equal with or junior to the subordinated notes.

 Because the subordinated notes to be issued to the trust will rank equal to all other series of subordinated notes of Occidental initially issued to the other trusts referred to in the accompanying prospectus or to certain other trusts, partnerships or other entities affiliated with Occidental, during an interest deferral period, Occidental will not be permitted to make payments on such other series of subordinated notes. Likewise, if Occidental defers interest payments on one of the other of such series of subordinated notes, Occidental will not be permitted to make payments on this series of subordinated notes.

 The restrictions described in the bullet points above will also apply if there occurs and is continuing a default under the indenture or if Occidental defaults on its obligations under the preferred securities guarantee.

 If the property trustee is the sole holder of the subordinated notes, Occidental will give the trust, the regular trustees and the property trustee notice if it decides to defer interest payments on the subordinated notes. Occidental will give that notice one business day before the earlier of:

 . the next date distributions on the preferred securities are payable; or

 . the date the trust is required to give notice to the NYSE (or any other applicable self-regulatory organization) or to holders of the preferred securities of the record date or the date any distribution is payable.

 The regular trustees will give notice to the holders of preferred securities if Occidental decides to defer interest payments on the subordinated notes.

 If the property trustee is not the sole holder of the subordinated notes, Occidental will give the holders notice of its selection of any deferral period ten business days prior to the earlier of:

 . the next interest payment date; or

 . the date upon which Occidental is required to give notice to the NYSE (or any other applicable self-regulatory organization) or to holders of the subordinated notes of the record date or payment date of any related interest payment.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

 In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the preferred securities. Except where we state otherwise, this summary deals only with preferred securities held as capital assets (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) by a US Holder (as defined below) who purchases the preferred securities at their original offering price when the trust originally issues them.

 We do not address all of the tax consequences that may be relevant to a US Holder. We also do not address, except as stated below, any of the tax consequences to holders that are not US Holders or to holders that may be subject to special tax treatment such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

 . the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the preferred securities;

 . the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the preferred securities; or

 . any state, local or foreign tax consequences of the purchase, ownership and sale of preferred securities.

Accordingly, you should consult your tax advisor regarding the tax consequences of purchasing, owning, and selling the preferred securities in light of your circumstances.

 A "US Holder" is a preferred securities holder who or which is:

 . a United States citizen or resident individual (or someone treated as a citizen or resident individual for United States federal income tax purposes);

 . a corporation or partnership created or organized (or treated as created or organized for United States federal income tax purposes) in or under the laws of the United States;

 . an estate if its income is subject to United States federal income taxation regardless of its source; or

 . a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

A "Non-US Holder" is a preferred securities holder other than a US Holder.

 This summary is based on the Code, Treasury regulations (proposed and final) issued under the Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, possibly on a retroactive basis.

Classification of the Subordinated Debt Securities

 In connection with the issuance of the subordinated notes, Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to Occidental and the trust ("Tax Counsel"), will render a legal opinion generally to the effect that under the current law and assuming full compliance with the terms of the indenture and certain other documents, and based on certain facts and assumptions described in the opinion, the subordinated notes that will be held by the trust will be classified, for United States federal income tax purposes, as indebtedness of Occidental.

Classification of the Trust

 In connection with the issuance of the preferred securities, Tax Counsel will render a legal opinion generally to the effect that, under the current law and assuming full compliance with the terms of the declaration, the indenture, and certain other documents, and based on certain facts and assumptions described in the opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as a corporation. Accordingly, for United States federal income tax purposes, you will generally be treated as the owner of an undivided interest in the assets of the trust, including the subordinated notes. You will be required to include in ordinary income for United States federal income tax purposes your allocable share of interest (or original issue discount ("OID"), if any) paid or accrued on the subordinated notes.

Interest Income and Original Issue Discount

 Under the Treasury regulations relating to OID, a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by Occidental of its option to defer payments of stated interest on the subordinated notes would prevent Occidental from declaring dividends on any class of its equity, Occidental believes that the likelihood of its exercising the option is "remote" within the meaning of the Treasury regulations. As a result, Occidental intends to take the position, based on the advice of Tax Counsel, that the subordinated notes will not be deemed to be issued with OID. Based on this position, stated interest payments on the subordinated notes will be includible in your ordinary income at the time that such payments are received or accrued in accordance with your regular method of accounting. Because the Internal Revenue Service has not yet addressed the Treasury regulations in any published rulings or other interpretations, it is possible that the Internal Revenue Service could take a position contrary to the position taken by Occidental.

Exercise of Deferral Option

 If Occidental were to exercise its option to defer the payment of interest on the subordinated notes, the subordinated notes would be treated as being "reissued" at such time with OID. Under these rules you would be required to include OID in ordinary income, on a current basis, over the period that you hold the instrument even though Occidental would not be making any actual cash payments during the extended interest payment period. The amount of interest income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the instrument and the actual receipt of future payments of stated interest on the subordinated notes would no longer be separately reported as taxable income. The amount of OID that would accrue, in the aggregate, during the extended interest payment period would be approximately equal to the amount of the cash payment due at the end of such period. Any OID included in income would increase your adjusted tax basis in the subordinated debt securities, and your actual receipt of cash interest payments would reduce such basis.

Corporate US Holders

 Corporate US Holders of the preferred securities will not be entitled to a dividends-received deduction for any income from the preferred securities.

Sales of Preferred Securities

 If you sell your preferred securities, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the preferred securities and the amount realized from the sale (generally, your selling price except to the extent of any amount received in respect of accrued but unpaid interest not previously included in your income). Your adjusted tax basis in the preferred securities generally will equal (1) the initial purchase price that you paid for the preferred securities plus (2) any accrued and unpaid distributions that you were required to treat as OID less any cash distributions received in respect of such OID. Gain or loss on the sale of preferred securities generally will be capital gain or loss.

 The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the subordinated notes are treated as having been issued or reissued with OID) relating to the underlying subordinated notes. If you dispose of your preferred securities, you will be required to continue to include in ordinary income for United States federal income tax purposes any portion of the amount realized that is attributable to such accrued and unpaid interest (including OID, if any) through the date of sale. This income inclusion will increase your adjusted tax basis in the preferred securities but may not be reflected in the sale price. To the extent the sale price is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Receipt of Subordinated Notes or Cash Upon Liquidation of the Trust

 If Occidental liquidates the trust and causes the trust to distribute the subordinated notes on a pro rata basis to you, such distribution would be treated as a nontaxable event to you. In such event, you would have an adjusted tax basis in the subordinated notes received in the liquidation equal to the adjusted tax basis in your preferred securities surrendered for such subordinated notes. Your holding period for the subordinated notes would include the period during which you had held the preferred securities. If, however, the trust is classified, for United States federal income tax purposes, as an association that is subject to tax as a corporation at the time of the liquidation, the distribution of the subordinated notes would constitute a taxable event to you.

 If the subordinated notes are redeemed for cash and the proceeds of such redemption are distributed to you in redemption of your preferred securities, the redemption would be treated as a sale of the preferred securities, in which gain or loss would be recognized, as described immediately above.

Non-US Holders

 Payments to a Non-US Holder will generally not be subject to United States federal withholding tax, provided the holder:

 . does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of stock of Occidental entitled to vote;

 . is not a controlled foreign corporation that is related to Occidental through stock ownership; and

 . is not a bank receiving interest described in section 881(c)(3)(A) of the Code.

 To qualify for this exemption from withholding, the last United States payer in the chain of payment prior to payment to a Non-US Holder (the "withholding agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

 . is signed by the holder of the preferred securities under penalties of perjury;

 . certifies that such holder is not a US Holder; and

 . provides the name and address of the holder.

 The statement may be made on an Internal Revenue Service Form W-8 or a substantially similar form, and the holder must inform the withholding agent of any change in the information on the statement within 30 days of such change. If the preferred securities are held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8 or the substitute form provided by the holder.

 A Non-US Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the preferred securities. If, however, a Non-US Holder holds the preferred securities in connection with a trade or business conducted in the United States, or is present in the United States in certain circumstances, it may be subject to income tax on all income and gains recognized.

Information Reporting

 Generally, income on the preferred securities will be reported to you on an Internal Revenue Service Form 1099, which should be mailed to you by January 31 following each calendar year.

                                  UNDERWRITING
General

 Based on the terms and conditions of a purchase agreement, the trust has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Salomon Smith Barney Inc. are acting as the representatives, has severally agreed to purchase from the trust, the number of preferred securities set forth opposite its name below:

                                                                      Number of
                                                                      Preferred
     Underwriters                                                     Securities
     ------------                                                     ----------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated...........................................
     A.G. Edwards & Sons, Inc........................................
     Morgan Stanley & Co. Incorporated...............................
     PaineWebber Incorporated........................................
     Prudential Securities Incorporated..............................
     Salomon Smith Barney Inc........................................








                                                                      ----------
          Total...................................................... 20,000,000
                                                                      ==========

 The underwriters are obligated to purchase all of the preferred securities, if any preferred securities are purchased.

 Occidental and the trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make.

 The underwriters have in the past and may in the future engage in transactions with, or perform services for, Occidental or its subsidiaries in the ordinary course of their businesses.

 Occidental will pay all expenses, estimated to be approximately $17 million, associated with the offer and sale of the preferred securities.

Commissions and Discounts

 The underwriters will offer the preferred securities directly to the public at $25 per preferred security. The underwriters may also offer the preferred securities to certain dealers at the above mentioned offering price less a concession of $. per preferred security. The underwriters may allow, and such dealers may reallow, a discount not in excess of $. per preferred security to certain dealers. After the initial public offering, the public offering price, concession and discount may be changed.

 Because the proceeds from the sale of the preferred securities will be used to purchase the subordinated notes, Occidental has agreed to pay to the
underwriters an underwriting commission of $.   per preferred security (or a
total of $   million). However, the underwriting commission for sales of 10,000
or more preferred securities to a single purchaser will be $.   per preferred
security. If any such sales occur, the total amount of the underwriting
commission will be less than $   million.

 The representatives have advised Occidental that they intend to make a market in the preferred securities; however, they are not obligated to do so and may discontinue market making at any time without notice. We can not give any assurance about the liquidity of the trading market for the preferred securities.

Over-allotment Option

 The underwriters have an option to purchase up to 1,000,000 additional preferred securities at the public offering price to cover over-allotments. The underwriters can exercise this option for a period of 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will have a firm commitment, subject to some conditions, to purchase approximately the same percentage of any additional preferred securities as the percentage of the preferred securities initially offered that such underwriter has agreed to purchase.

 The following table shows the underwriting commission per preferred security and total underwriting commission to be paid by Occidental to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,000,000 additional preferred securities.

                                        Per Preferred   Without        With
                                          Security       Option       Option
                                        ------------- ------------ ------------
   Public Offering Price...............    $25.00     $500,000,000 $525,000,000
   Underwriting Commission.............    $          $            $

New York Stock Exchange Listing

 Before this offering, there has been no established public trading market for the preferred securities. The trust intends to apply to list the preferred securities on the NYSE. If approved for listing, trading of the preferred securities is expected to begin within 30 days of the issuance of the preferred securities. In order to meet all of the requirements for listing the preferred securities on the NYSE, the underwriters have agreed to sell the preferred securities to a minimum of 400 beneficial holders. The representatives have advised Occidental that they intend to make a market in the preferred securities prior to the commencement of trading on the NYSE. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. We can not give any assurance about the liquidity of the trading market for the preferred securities.

No Sales of Similar Securities

 Occidental and the trust have agreed that for 30 days after the date of this prospectus supplement they will not directly or indirectly offer, sell, offer to sell, grant any option for the sale of or otherwise dispose of any preferred securities, any securities convertible into or exchangeable for the preferred securities or any equity securities substantially similar to the preferred securities (except for any series of subordinated notes and the preferred securities) to investors other than institutional investors without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Price Stabilization and Short Positions

 In connection with the sale of the preferred securities, SEC rules permit the underwriters to engage in transactions that stabilize the price of the preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the preferred securities.

 The underwriters may create a short position in the preferred securities in connection with the offering. That means they may sell a larger number of the preferred securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase preferred securities in the open market to reduce the short position.

 If the underwriters purchase the preferred securities to stabilize the price or to reduce their short position, the price of the preferred securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the preferred securities.

 The underwriters may suspend any of these activities at any time.

Penalty Bids

 The representatives also may impose a penalty bid on certain underwriters and selling group members. This means that, if the representatives purchase preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those preferred securities as part of this offering.

PROSPECTUS

                                 $1,400,000,000

                  [LOGO OF OCCIDENTAL PETROLEUM CORPORATION]

                        OCCIDENTAL PETROLEUM CORPORATION

            Senior Debt Securities and Subordinated Debt Securities

                              OXY CAPITAL TRUST I
                              OXY CAPITAL TRUST II
                             OXY CAPITAL TRUST III

       Preferred Securities Guaranteed To The Extent Set Forth Herein By
                        Occidental Petroleum Corporation

--------------------------------------------------------------------------------
OCCIDENTAL:

 . will pay principal, premium (if any) and interest on its senior debt securities and, subject to payment of its senior debt securities, on its subordinated debt securities; and
 . will guarantee the payment by each trust of the preferred securities based on several obligations described in this prospectus.

THE TRUSTS:
Oxy Capital Trust I, Oxy Capital Trust II and Oxy Capital Trust III are
Delaware business trusts. Each trust will:
 .  sell preferred securities (representing undivided beneficial interests in the trust) to the public;
 .  sell common securities (representing undivided beneficial interests in the trust) to Occidental;
 .  use the proceeds from these sales to buy an equal amount of subordinated debt securities of Occidental; and
 . distribute the cash payments it receives on the subordinated debt securities it owns to the holders of the preferred and common securities.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

   This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                The date of this prospectus is January 8, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Forward-Looking Statements................................................    2
About This Prospectus.....................................................    3
Where You Can Find More Information.......................................    4
Occidental................................................................    5
The Trusts................................................................    5
Use of Proceeds...........................................................    6
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
 and Preferred Stock Dividends............................................    6
Description of Securities.................................................    6
Description of Senior Debt Securities.....................................    6
Description of Subordinated Debt Securities...............................   16
Description of Preferred Securities.......................................   24
Description of Preferred Securities Guarantees............................   30
Relationship among Preferred Securities, Preferred Securities Guarantees
 and Subordinated Debt Securities Held by Each Trust......................   32
Plan of Distribution......................................................   33
Legal Opinions............................................................   34
Experts...................................................................   34

                           FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements, including those identified by the words "believes," "anticipates," "expects" and similar expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about Occidental, including, among other things:

  .  global commodity pricing fluctuations;

  .  competitive pricing pressures;

  .  higher than expected costs including feedstocks;

  .  the supply and demand considerations for our products;

  .  any general economic recession domestically or internationally; and

  . not successfully completing any expansion, capital expenditure, acquisition or divestiture.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in the incorporated documents might not occur.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplements. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement is only accurate as of the date on the front cover of this prospectus and the prospectus supplement, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates.

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement Occidental filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, Occidental may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,400,000,000. This prospectus provides you with a general description of the securities Occidental may offer. Each time Occidental sells securities, Occidental will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE
INFORMATION

Occidental files reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements, and other information concerning Occidental can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Occidental. Occidental's common stock is listed and traded on the New York Stock Exchange ("NYSE"). These reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement filed with the SEC by Occidental and the trusts. The full registration statement can be obtained from the SEC as indicated above or from Occidental.

The SEC allows Occidental to "incorporate by reference" the information it files with the SEC. This permits Occidental to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. Occidental incorporates by reference the following documents which have been filed with the SEC:

 .  Annual Report on Form 10-K for the year ended December 31, 1997;

 .  Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June
   30, 1998 and September 30, 1998; and

 .  Current Reports on Form 8-K, dated January 26, 1998, January 30, 1998,
   January 31, 1998, February 10, 1998, February 11, 1998, February 12, 1998,
   April 1, 1998, April 20, 1998, May 15, 1998 (2 reports), July 20, 1998,
   September 25, 1998, October 21, 1998, November 16, 1998 and January 6, 1999.

Occidental also incorporates by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the "Exchange Act") until Occidental or the trusts sell all of the debt securities and preferred securities.

Occidental will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus. Requests should be directed to Occidental Petroleum Corporation, 10889 Wilshire Boulevard, Los Angeles, California 90024, Attn: J. R. Havert, Vice President and Treasurer; telephone: (310) 208-8800.

There are no separate financial statements of the trusts in this prospectus. Occidental does not believe such financial statements would be helpful because:

 . The trusts are direct or indirect wholly-owned subsidiaries of Occidental, which files consolidated financial information under the Exchange Act.

 . The trusts do not have any independent operations other than issuing the preferred and common securities and purchasing the subordinated debt securities.

 . Occidental guarantees the preferred securities of the trusts as described in this prospectus.

OCCIDENTAL

Occidental explores for, develops, produces and markets crude oil and natural gas and manufactures and markets a variety of chlorovinyls (including basic chemicals and polymers and plastics), specialty chemicals and petrochemicals. Occidental conducts its principal operations through two subsidiaries, Occidental Oil and Gas Corporation and Occidental Chemical Corporation, and its 29.5% interest in the Equistar Chemicals, LP petrochemicals partnership. Occidental's executive offices are located at 10889 Wilshire Boulevard, Los Angeles, California 90024; telephone (310) 208-8800.

THE TRUSTS

Occidental created three Delaware business trusts pursuant to three Declarations of Trust. The trusts are named Oxy Capital Trust I, Oxy Capital Trust II and Oxy Capital Trust III. Occidental will file an Amended and Restated Declaration of Trust (a "Declaration") for each trust, which will state the terms and conditions for each trust to issue and sell its preferred securities and common securities. A form of Declaration is filed as an exhibit to the registration statement of which this prospectus forms a part.

Each trust will exist solely to:

 .  issue and sell its preferred and common securities;

 . use the proceeds from the sale of its preferred and common securities to purchase a series of Occidental's subordinated debt securities;

 . maintain its status as a grantor trust for United States federal income tax purposes; and

 . engage in other activities that are necessary or incidental to these purposes.

Occidental will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities will represent the remaining 97% of such trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Occidental defaults on the related subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the preferred securities in priority of payment.

The preferred securities will be guaranteed by Occidental as described later in this prospectus.

Occidental has appointed five trustees to conduct each trust's business and affairs:

 .  The Bank of New York ("Property Trustee");

 .  The Bank of New York (Delaware) ("Delaware Trustee"); and

 .  Three Occidental officers ("Regular Trustees").

Only Occidental, as owner of the common securities, can remove or replace the trustees. In addition, Occidental can increase or decrease the number of trustees. However, the majority of trustees will always be Regular Trustees.

Occidental will pay all fees and expenses related to each trust and each offering of the related preferred securities and will pay all ongoing costs and expenses of each trust, except such trust's obligations under the related preferred and common securities.

The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because no trust will have any independent operations. Each trust exists solely for the reasons summarized above.

USE OF PROCEEDS

The net proceeds Occidental receives from the sale of securities offered under this prospectus will be used for general corporate purposes, including the retirement of outstanding debt. Each trust will use all proceeds from the sale of the common and preferred securities to purchase subordinated debt securities of Occidental. The prospectus supplement with respect to any offering of securities may identify different or additional uses for the proceeds of such offering.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth Occidental's total enterprise ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends based on the historical results of Occidental and its subsidiaries. For the purpose of calculating these ratios, earnings consist of income from continuing operations before income taxes (other than foreign oil and gas taxes) and fixed charges. Fixed charges include interest and debt expense, including the proportionate share of interest and debt expense of 50-percent-owned equity investments and the portion of lease rentals representative of the interest factor.

                                                                          Nine
                                                                         Months
                                                                          Ended
                                             Years Ended December 31,   Sept. 30,
                                             -------------------------  ---------
                                             1997 1996 1995 1994  1993  1998 1997
                                             ---- ---- ---- ----  ----  ---- ----
Ratio of Earnings to Fixed Charges.........  1.55 2.08 1.75  (a)   (a)  2.28 2.45
Ratio of Earnings to Combined Fixed Charges
 and Preferred Stock Dividends.............  1.28 1.53 1.45  (b)   (b)  2.19 1.96

(a) Earnings were inadequate to cover fixed charges by $298 million in 1994 and $224 million in 1993.

(b) Earnings were inadequate to cover fixed charges and preferred stock dividends by $395 million in 1994 and $272 million in 1993.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the senior debt securities, the subordinated debt securities, the preferred securities, and the preferred securities guarantee. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security. For more information please refer to (1) the indenture (the "Senior Indenture") among Occidental and The Bank of New York, as trustee ("Senior Indenture Trustee"), relating to issuance of each series of senior debt securities, (2) the indenture (the "Subordinated Indenture") among Occidental and The Bank of New York, as trustee (the "Subordinated Indenture Trustee") relating to issuance of each series of subordinated debt securities, (3) the Declaration of each trust, and (4) Occidental's guarantee of the preferred securities issued by each trust (the "Preferred Securities Guarantees"). Forms of these documents are filed as exhibits to the registration statement, which includes this prospectus. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

DESCRIPTION OF SENIOR DEBT SECURITIES

General

Below is a description of certain general terms of the senior debt securities. The description does not purport to be complete and is subject to and qualified in its entirety by reference to the Senior Indenture. The particular terms of a series of senior debt securities will be described in a prospectus supplement.

The senior debt securities will rank equally with all of Occidental's senior and unsubordinated debt. The Senior Indenture does not limit the amount of senior debt securities which Occidental may issue, nor does it limit Occidental or its subsidiaries from issuing any other unsecured debt.

Occidental will issue the senior debt securities under the Senior Indenture. The Senior Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Indenture is filed as an exhibit to the registration statement which includes this prospectus.

Each prospectus supplement will describe the following terms relating to a series of senior debt securities, as follows:

 .  the title;

 .  any limit on the amount that may be issued;

 . whether or not such series of senior debt securities will be issued as registered securities, bearer securities or both;

 . the price at which such series of senior debt securities will be issued, which may be at a discount;

 . whether or not such series of senior debt securities will be issued in global form, the terms and who the depositary will be;

 .  the maturity date(s);

 . the person to whom any interest will be payable on any registered security, if other than the person in whose name such security is registered at the close of business on the regular record date;

 . the annual interest rate(s), if any, (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s) or the method for determining such date(s);

 . the place(s) where payments shall be payable, registered securities may be surrendered for registration of transfer, securities may be surrendered for exchange, and notices and demands to or upon Occidental may be served;

 . the period(s) within which, and the price(s) at which, such series of senior debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and other related terms and provisions;

 . any mandatory or optional sinking fund provisions or any provisions for remarketing the securities and other related terms and provisions;

 . the denominations in which such series of senior debt securities will be issued, if other than denominations of $1,000 in the case of registered securities and any integral multiple thereof, and in the case of bearer securities, if other than denominations of $5,000 and $100,000;

 . the currency or currencies, including composite currencies or currency units, in which such series of senior debt securities may be denominated or in which payment of the principal of and interest, if any, on such series of senior debt securities shall be payable, if other than the currency of the United States of America, and, if so, whether such series of senior debt securities may be satisfied and discharged other than as provided in Article Four of the Senior Indenture;

 . if the amounts of payments of principal of and interest, if any, on such series of senior debt securities are to be determined with reference to an index, formula or other method, or based on a coin or currency other than that in which such series of senior debt securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any, with respect thereto;

 . if other than the principal amount thereof, the portion of the principal amount of such series of senior debt securities that will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

 .  if other than as defined in the Senior Indenture, the meaning of "Business
   Day" when used with respect to such series of senior debt securities;

 . if such series of senior debt securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary security of such series or otherwise), or any installment of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Senior Indenture, the forms and terms of such certificates, documents or conditions;

 . any addition to, or modification or deletion of, any event of default, covenant of Occidental or other term or provision specified in the Senior Indenture with respect to such series of senior debt securities; and

 .  any other terms (which terms may be inconsistent with the Senior Indenture).

Consolidation, Merger or Sale

The Senior Indenture generally permits Occidental to merge or consolidate, or sell, convey, transfer or otherwise dispose of its assets as an entirety or substantially as an entirety, provided that no event of default would occur as a result of such transaction. However, any successor or acquiror of such assets must assume all of the obligations of Occidental under the Senior Indenture and the senior debt securities and be organized and existing under U.S. laws.

Limitation on Liens

Occidental will not, nor will it permit any Consolidated Subsidiary (as defined below) to, incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt (as defined below), unless the Securities are secured equally and ratably with (or prior to) such Secured Debt. This covenant will not apply to: (1) Liens (as defined below) existing on the date of the Senior Indenture; (2) Liens existing on property of, or on any shares of stock or Indebtedness of, any corporation at the time such corporation becomes a Consolidated Subsidiary; (3) Liens in favor of Occidental or a Consolidated Subsidiary; (4) Liens in favor of governmental bodies to secure progress, advance or other payments; (5) Liens existing on property, shares of stock or Indebtedness at the time of acquisition thereof (including acquisition through merger or consolidation) or Liens to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof or to secure any Indebtedness incurred prior to, at the time of, or within 360 days after the later of the acquisition, completion of such construction, installation, renovation, improvement or development or the commencement of full operation of such property or within 360 days after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price or cost thereof; and (6) any extension, renewal or refunding of any Liens referred to in the foregoing clauses (1) through (5). Notwithstanding the foregoing, Occidental and one or more Consolidated Subsidiaries may incur, create, assume, guarantee or otherwise become liable with respect to Secured Debt that would otherwise be subject to the foregoing restrictions if, after giving effect thereto, the aggregate amount of all Secured Debt, together with the Discounted Rental Value (as defined below) in respect of sale and leaseback transactions subject to the restrictions discussed in the following paragraph (excluding sale and leaseback transactions exempted from such restrictions pursuant to clause (1) or (2) of the last sentence of such paragraph), would not exceed 10% of consolidated Net Tangible Assets (as defined below) of Occidental and its Consolidated Subsidiaries.

Limitations on Sale and Leaseback Transactions

Occidental will not nor will it permit any Consolidated Subsidiary to sell and lease back any Principal Domestic Property (as defined below) unless: (1) the sale has occurred within 360 days after the later of the acquisition, completion of construction or commencement of full operations of the Principal Domestic Property; (2) Occidental or such Consolidated Subsidiary could subject such Principal Domestic Property to a Lien pursuant to the provisions described above under "Limitation on Liens" in an amount equal to the Discounted Rental Value with respect to the sale and leaseback transaction without equally and ratably securing the Securities; or (3) Occidental or such Consolidated Subsidiary, within 120 days after such sale, applies or causes to be applied to the retirement of its Funded Debt (as defined below) an amount (subject to credits for certain voluntary retirements of Funded Debt) not less than the greater of (a) the net proceeds of the sale of the Principal Domestic Property leased pursuant to such arrangement or (b) the fair value (as determined in any manner approved by the Board of Directors of Occidental) of the Principal Domestic Property so leased. This restriction will not apply to any sale and leaseback transaction (1) between Occidental and a Consolidated Subsidiary or between Consolidated Subsidiaries or (2) involving the taking back of a lease for a period, including renewals, of not more than three years.

Certain Definitions

"Consolidated Subsidiary" means any Subsidiary included in the financial statements of Occidental and its Subsidiaries prepared on a consolidated basis in accordance with generally accepted accounting principles.

"Discounted Rental Value" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent (after deducting the amount of rent to be received by such Person under noncancelable subleases) required to be paid by such Person under such lease during the remaining noncancelable term thereof (including any such period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum of 11 3/4%. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. If and to the extent the amount of any rent during any future period is not definitely determinable under the lease in question, the amount of such rent shall be estimated in such reasonable manner as the Board of Directors of Occidental may in good faith determine.

"Funded Debt" means all Indebtedness maturing one year or more from the date of the creation thereof, all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more, even though such Indebtedness may also conform to the definition of Short-Term Borrowing.

"Lien" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance to secure Indebtedness for borrowed money but excluding any security interest which a lessor may be deemed to have under a lease and any lien which may be deemed to exist under a Production Payment or under any subordination arrangement.

"Net Tangible Assets" of any specified Person means the total of all assets properly appearing on a balance sheet of such Person prepared in accordance with generally accepted accounting principles, after deducting from such total, without duplication of deductions, (1) all Current Liabilities of such Person;
(2) that portion of the book amount of all such assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, all such items as goodwill, trademarks, trade names, brands, copyrights, patents, licenses and rights with respect to the foregoing and unamortized debt discount and expense; and (3) the amount, if any, at which any stock of such Person appears on the asset side of such balance sheet.

"Principal Domestic Property" means any (1) developed oil or gas producing property or (2) processing or manufacturing plant, in each case which as of the date of the Indenture is or thereafter is owned or leased by Occidental or any Consolidated Subsidiary and which is located in the continental United States (provided, however, that any such property or plant declared by the Board of Directors by Board Resolution not to be of material importance to the business of Occidental and its Consolidated Subsidiaries taken as a whole will be excluded from the foregoing definition).

"Production Payment" means any economic interest in oil, gas or mineral reserves which (1) entitles the holder thereof to a specified share of future production from such reserves, free of the costs and expenses of such production, and (2) terminates when a specified quantity of such share of future production from such reserves has been delivered or a specified sum has been realized from the sale of such share of future production from such reserves.

"Secured Debt" means any Indebtedness of Occidental or any Consolidated Subsidiary, secured by a Lien on any Principal Domestic Property or on any shares of stock or on any Indebtedness of any Consolidated Subsidiary which owns any Principal Domestic Property.

Events of Default Under the Senior Indenture

The following are events of default under the Senior Indenture with respect to any series of senior debt securities issued:

 . failure to pay interest when due and such failure continues for 30 days and the time for payment has not been extended or deferred;

 .  failure to pay the principal (or premium, if any) when due;

 . failure to observe or perform any other covenant contained in the senior debt securities or the Senior Indenture (other than a covenant specifically benefitting only another series of senior debt securities), and such failure continues for 60 days after Occidental receives notice from the Senior Indenture Trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series;

 . acceleration of more than $50,000,000 of debt of Occidental, and such debt is not discharged or such acceleration is not cancelled within 20 days after Occidental receives notice from the Senior Indenture Trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series;

 .  certain events of bankruptcy, insolvency or reorganization of Occidental;
   and

 . any other event of default specified in the prospectus supplement relating to such series of senior debt securities.

If an event of default with respect to senior debt securities of any series occurs and is continuing, the Senior Indenture Trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series, by notice in writing to Occidental (and to the Senior Indenture Trustee if notice is given by such holders), may declare the principal of (or if such senior debt securities are discount securities, the portion of the principal amount as specified in the applicable prospectus supplement), premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding senior debt securities of an affected series may waive any past default or event of default with respect to such series and its consequences, except defaults or events of default regarding:

 .  payment of principal or interest; or

 . covenants that cannot be modified or amended without the consent of each holder of any outstanding senior debt securities affected (as described under "--Modification of Senior Indenture; Waiver" below).

Any such waiver shall cure such default or event of default.

Subject to the terms of the Senior Indenture, if an event of default under the Senior Indenture shall occur and be continuing, the Senior Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders of the applicable series of senior debt securities, unless such holders have offered the Senior Indenture Trustee reasonable security or indemnity. The holders of a majority in principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Indenture Trustee, or exercising any trust or power conferred on the Senior Indenture Trustee, with respect to the senior debt securities of that series, provided that:

 . the direction given to the Senior Indenture Trustee is not in conflict with any law or the Senior Indenture;

 . the Senior Indenture Trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

 . the Senior Indenture Trustee has not determined that the action would be unjustly prejudicial to the holders not involved in the proceeding.

A holder of the senior debt securities of any series will have the right to institute a proceeding under the Senior Indenture or to appoint a receiver or trustee, or to seek other remedies only if:

 . the holder has given written notice to the Senior Indenture Trustee of a continuing event of default with respect to that series;

 . the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series have made written request to, and such holders have offered reasonable indemnity to, the Senior Indenture Trustee to institute such proceedings as trustee; and

 . the Senior Indenture Trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding senior debt securities of that series other conflicting directions, within 60 days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of senior debt securities if Occidental defaults in the payment of the principal, premium, if any, or interest on, the senior debt securities.

Occidental will periodically file statements with the Senior Indenture Trustee regarding its compliance with the conditions and covenants in the Senior Indenture.

Modification of Senior Indenture; Waiver

Occidental and the Senior Indenture Trustee may change the Senior Indenture without the consent of any holders with respect to certain matters, including:

 . evidencing the succession of another person to Occidental and the assumption by it of the covenants of Occidental in the Senior Indenture and the securities of such series;

 . adding to the covenants, agreements and obligations of Occidental for the benefit of the holders of such series of senior debt securities, or to surrender any right or power the Senior Indenture confers upon Occidental;

 .  evidencing and providing for the acceptance of appointment under the Senior
   Indenture of a successor Senior Indenture Trustee with respect to the securities of one or more series and to add to or change any provisions of the Senior Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Senior Indenture Trustee;

 .  curing any ambiguity or correcting any inconsistency in the Senior
   Indenture; and, provided, that no such action shall adversely affect the interests of the holders of such senior debt securities;

 .  adding, changing or eliminating any provisions of the Senior Indenture
   (which addition, change or elimination may apply to one or more series of senior debt securities), provided that any such addition, change or elimination neither (a) applies to any security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision nor (b) modifies the rights of holders of any such security with respect to such provisions;

 .  securing the securities; or

 . changing anything else that does not adversely affect the interests of any holder of senior debt securities.

In addition, under the Senior Indenture, the rights of holders of a series of senior debt securities may be changed by Occidental and the Senior Indenture Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding senior debt securities of each series that is affected. However, the following changes, among other things, may be made only with the consent of each holder of any outstanding senior debt securities affected:

 .  changing the stated maturity of such senior debt securities;

 . reducing the principal amount of a discount security payable upon declaration of acceleration;

 . reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any such senior debt securities;

 . changing the place or currency of payment of principal or interest, if any, on any such senior debt securities;

 . impairing the right to institute suit for the enforcement of any payment on or with respect to any such senior debt securities; and

 . modifying any of the foregoing requirements or reducing the percentage of senior debt securities, the holders of which are required to consent to any amendment or waiver of any covenant or past default.

Form, Exchange, and Transfer

The senior debt securities of each series may be issued as registered securities, as bearer securities (with or without coupons) or both. Unless otherwise specified in the applicable prospectus supplement, registered securities will be issued in denominations of $1,000 and any integral multiple thereof and bearer securities will be issued in denominations of $5,000 and $100,000. Subject to the terms of the Senior Indenture and the limitations applicable to global securities described in the applicable prospectus supplement, registered securities will be exchangeable for other registered securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the Senior Indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, senior debt securities issued as registered securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by Occidental for such purpose. Bearer securities will not be issued in exchange for registered securities. Unless otherwise provided in the senior debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but Occidental may require payment of any taxes or other governmental charges. Occidental has appointed the Senior Indenture Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by Occidental for any senior debt securities will be named in the applicable prospectus supplement. Occidental may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Occidental will be required to maintain a transfer agent in each place of payment for the senior debt securities of each series.

If the senior debt securities of any series are to be redeemed, Occidental will not be required to:

 . issue, register the transfer of, or exchange any senior debt securities of, that series during a period beginning at the opening of business 15 days before any selection of any such senior debt securities to be redeemed and ending, in the case of registered securities, at the close of business on the day of mailing of the relevant notice of redemption and, in the case of bearer securities, the first publication date of such notice, or if the senior debt securities of such series are also issuable as registered securities and there is no publication, at the close of business on the day of mailing of such notice;

 . in the case of registered securities, register the transfer of or exchange any senior debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any such registered security being redeemed in part; or

 . in the case of bearer securities, exchange any senior debt securities so selected for redemption, except to exchange such bearer security for a registered security that is immediately surrendered for redemption.

Global Securities

The senior debt securities of each series may be issued in whole or in part in global form. A senior debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global senior debt security may not be transferred, except as a whole, among the depositary for such senior debt security and/or its nominees and/or successors. If any senior debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interest in any such global security may exchange such interests for definitive senior debt securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global senior debt security and the specific terms of the depositary arrangement with respect to any such global senior debt security.

Discharge

Unless otherwise indicated in an applicable prospectus supplement, Occidental may terminate at any time its obligations under the Senior Indenture with respect to any series of senior debt securities by (1)(a) delivering all of the outstanding securities of that series to the Senior Indenture Trustee to be cancelled or (b) depositing with the Senior Indenture Trustee funds or non-callable United States government obligations sufficient to pay all remaining principal and interest on the series of senior debt securities and (2) complying with certain other provisions of the Senior Indenture.

If Occidental elects to satisfy its obligations by depositing United States obligations as described above ("discharge"), such election under present law is likely to be treated as a redemption of the senior debt securities of that series prior to maturity in exchange for the property deposited in trust. If so, each holder would generally recognize, at the time of discharge, gain or loss for United States federal income tax purposes measured by the difference between (1) the sum of (a) the amount of any cash and (b) the fair market value of any property deposited in trust deemed received by the holder (unless attributable to accrued interest) and (2) the holder's tax basis in the senior debt securities deemed surrendered. After the discharge, each holder would be treated as if it held an undivided interest in the cash (or investments made therewith) and the property held in trust. Each holder would generally be subject to tax liability in respect of interest income and original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a discharged senior debt security would not receive cash (except for current payments of interest on such senior debt security) until the maturity or earlier redemption of such senior debt security. Such tax treatment could affect the purchase price that a holder would receive upon the sale of the senior debt securities.

Information Concerning the Senior Indenture Trustee

The Senior Indenture Trustee, other than during the occurrence and continuance of an event of default under the Senior Indenture, undertakes to perform only such duties as are specifically set forth in the Senior Indenture and, upon an event of default under the Senior Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Senior Indenture Trustee is under no obligation to exercise any of the powers given it by the Senior Indenture at the request of any holder of senior debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The Senior Indenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

The Bank of New York is a participating lender under one of Occidental's revolving credit agreements and provides commercial banking services to Occidental and its affiliates. The Bank of New York is the Senior Indenture Trustee and will also act as the Subordinated Indenture Trustee, the Property Trustee and the Preferred Securities Guarantee Trustee. In addition, an affiliate of The Bank of New York will act as the Delaware Trustee under each trust. However, if The Bank of New York acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate such conflict or resign.

Payment and Payment Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any senior debt securities (other than bearer securities) on any interest payment date will be made to the person in whose name such debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for such interest.

Principal of and any premium and interest on the senior debt securities (other than bearer securities) of a particular series will be payable at the office of the paying agents designated by Occidental, except that, unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by wire transfer or by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the Senior Indenture Trustee in The City of New York will be designated as sole paying agent for payments with respect to senior debt securities of each series. Any other paying agents initially designated by Occidental for the senior debt securities of a particular series will be named in the applicable prospectus supplement. Occidental will be required to maintain a paying agent in each place of payment for the senior debt securities of a particular series.

Unless otherwise indicated in an applicable prospectus supplement, interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at the offices of a paying agent outside the United States as Occidental may designate, or by check mailed to any address or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable prospectus supplement, any payment of an installment of interest on any bearer security will be made only if the coupon relating to the interest installment is surrendered.

All moneys paid by Occidental to a paying agent or the Senior Indenture Trustee for the payment of the principal of or any premium or interest on any senior debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to Occidental, and the holder of the security thereafter may look only to Occidental for payment thereof.

Governing Law

The Senior Indenture and senior debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act shall be applicable.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

Occidental may sell one or more series of subordinated debt securities pursuant to this prospectus, including one series to each trust.

Below is a description of certain general terms of the subordinated debt securities. The description does not purport to be complete and is subject to and qualified in its entirety by reference to the Subordinated Indenture. The particular terms of a series of subordinated debt securities will be described in a prospectus supplement.

Each series of subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of Occidental's other indebtedness to the extent described in a prospectus supplement. The Subordinated Indenture does not limit the amount of subordinated debt securities which Occidental may issue, nor does it limit Occidental or its subsidiaries from issuing any other secured or unsecured debt.

Occidental will issue the subordinated debt securities under the Subordinated Indenture. The Subordinated Indenture will be qualified under the Trust Indenture Act. The form of Subordinated Indenture is filed as an exhibit to the registration statement which includes this prospectus.

Each prospectus supplement will describe the following terms relating to a series of subordinated debt securities, as follows:

 .  the title;

 .  any limit on the amount that may be issued;

 . whether or not such series of subordinated debt securities will be issued as registered securities, bearer securities or both;

 . the price at which such series of subordinated debt securities will be issued, which may be at a discount;

 . whether or not such series of subordinated debt securities will be issued in global form, the terms and who the depositary will be;

 .  the maturity date(s);

 . the person to whom any interest will be payable on any registered security, if other than the person in whose name such security is registered at the close of business on the regular record date;

 . the annual interest rate(s), if any, (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s) or the method for determining such date(s);

 . the place(s) where payments shall be payable, registered securities may be surrendered for registration of transfer, securities may be surrendered for exchange, and notices and demands to or upon Occidental may be served;

 . the period(s) within which, and the price(s) at which, such series of subordinated debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and other related terms and provisions;

 . any mandatory or optional sinking fund provisions or any provisions for remarketing the securities and other related terms and provisions;

 . the denominations in which such series of subordinated debt securities will be issued, if other than denominations of $1,000 in the case of registered securities and any integral multiple thereof, and in the case of bearer securities, if other than denominations of $5,000 and $100,000;

 . the currency or currencies, including composite currencies or currency units, in which such series of subordinated debt securities may be denominated or in which payment of the principal of and interest, if any, on such series of subordinated debt securities shall be payable, if other than the currency of the United States of America, and, if so, whether such series of subordinated debt securities may be satisfied and discharged other than as provided in Article Four of the Subordinated Indenture;

 . if the amounts of payments of principal of and interest, if any, on such series of subordinated debt securities are to be determined with reference to an index, formula or other method, or based on a coin or currency other than that in which such series of subordinated debt securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any, with respect thereto;

 . if other than the principal amount thereof, the portion of the principal amount of such series of subordinated debt securities that will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

 . if other than as defined in the Subordinated Indenture, the meaning of "Business Day" when used with respect to such series of subordinated debt securities;

 .  if such series of subordinated debt securities may be issued or delivered
   (whether upon original issuance or upon exchange of a temporary security of such series or otherwise), or any installment of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Subordinated Indenture, the forms and terms of such certificates, documents or conditions;

 . the right, if any, to extend the interest payment periods and the duration of the extensions;

 . the terms, if any, pursuant to which any series of subordinated debt securities will be subordinate to any of Occidental's debt;

 . any addition to, or modification or deletion of, any event of default, covenant of Occidental or other term or provision specified in the Subordinated Indenture with respect to such series of subordinated debt securities; and

 .  any other terms (which terms may be inconsistent with the Subordinated
   Indenture).

Consolidation, Merger or Sale

The Subordinated Indenture generally permits Occidental to merge or consolidate, or sell, convey, transfer or otherwise dispose of its assets as an entirety or substantially as an entirety, provided that no event of default would occur as a result of such transaction. However, any successor or acquiror of such assets must assume all of the obligations of Occidental under the Subordinated Indenture and the subordinated debt securities and be organized and existing under U.S. laws.

Events of Default Under the Subordinated Indenture

The following are events of default under the Subordinated Indenture with respect to any series of subordinated debt securities issued:

 . failure to pay interest when due and such failure continues for 30 days and the time for payment has not been extended or deferred;

 .  failure to pay the principal (or premium, if any) when due;

 . failure to observe or perform any other covenant contained in the subordinated debt securities or the Subordinated Indenture (other than a covenant specifically benefitting only another series of subordinated debt securities), and such failure continues for 90 days after Occidental receives notice from the Subordinated Indenture Trustee or holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of that series;

 .  certain events of bankruptcy, insolvency or reorganization of Occidental;

 . if such series of subordinated debt securities are held by a trust, the voluntary or involuntary dissolution, winding up or termination of the trust that owns the series of subordinated debt securities, except in connection with:

  (1) the distribution of such subordinated debt securities to holders of preferred and common securities of such trust;

  (2) the redemption of all of the preferred and common securities of such trust; or

  (3) mergers, consolidations or amalgamations permitted by the Declaration of such trust; and

 . any other event of default specified in the prospectus supplement relating to such series of subordinated debt securities.

If an event of default with respect to subordinated debt securities of any series occurs and is continuing, the Subordinated Indenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of that series, by notice in writing to Occidental (and to the Subordinated Indenture Trustee if notice is given by such holders), may declare the principal of (or if such subordinated debt securities are discount securities, the portion of the principal amount as specified in the applicable prospectus supplement), premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of an affected series (or if such subordinated debt securities are held by a trust, the holders of at least a majority in aggregate liquidation amount of the trust's preferred securities) may waive any past default or event of default with respect to such series and its consequences, except defaults or events of default regarding:

 .  payment of principal or interest; or

 . covenants that cannot be modified or amended without the consent of each holder of any outstanding subordinated debt securities affected (as described under "--Modification of Subordinated Indenture; Waiver" below).

Any such waiver shall cure such default or event of default.

If the subordinated debt securities of any series are held by a trust, and a Declaration Event of Default (as defined under "Description of Preferred Securities--Declaration Events of Default" below) has occurred and is attributable to the failure of Occidental to pay principal, premium, if any, or interest on, such subordinated debt securities, then each holder of the preferred securities of such trust may sue Occidental, or seek other remedies to force payment to such holder of the principal of, premium, if any, or interest on, such subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities held by such holder.

Subject to the terms of the Subordinated Indenture, if an event of default under the Subordinated Indenture shall occur and be continuing, the Subordinated Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of the applicable series of subordinated debt securities, unless such holders have offered the Subordinated Indenture Trustee reasonable security or indemnity. The holders of a majority in principal amount of the outstanding subordinated debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or exercising any trust or power conferred on the Subordinated Indenture Trustee, with respect to the subordinated debt securities of that series, provided that:

 . the direction given to the Subordinated Indenture Trustee is not in conflict with any law or the Subordinated Indenture;

 . the Subordinated Indenture Trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

 . the Subordinated Indenture Trustee has not determined that the action would be unjustly prejudicial to the holders not involved in the proceeding.

A holder of the subordinated debt securities of any series will have the right to institute a proceeding under the Subordinated Indenture or to appoint a receiver or trustee, or to seek other remedies only if:

 . the holder has given written notice to the Subordinated Indenture Trustee of a continuing event of default with respect to that series;

 . the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of that series have made written request to, and such holders have offered reasonable indemnity to, the Subordinated Indenture Trustee to institute such proceedings as trustee; and

 . the Subordinated Indenture Trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series other conflicting directions, within 60 days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of subordinated debt securities if Occidental defaults in the payment of the principal, premium, if any, or interest on, the subordinated debt securities.

Occidental will periodically file statements with the Subordinated Indenture Trustee regarding its compliance with the conditions and covenants in the Subordinated Indenture.

Modification of Subordinated Indenture; Waiver

Occidental and the Subordinated Indenture Trustee may change the Subordinated Indenture without the consent of any holders with respect to certain matters, including:


 . evidencing the succession of another person to Occidental and the assumption by it of the covenants of Occidental in the Subordinated Indenture and the securities of such series;

 . adding to the covenants, agreements and obligations of Occidental for the benefit of the holders of such series of subordinated debt securities, or to surrender any right or power the Subordinated Indenture confers upon Occidental;

 . evidencing and providing for the acceptance of appointment under the Subordinated Indenture of a successor Subordinated Indenture Trustee with respect to the securities of one or more series and to add to or change any provision of the Subordinated Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Subordinated Indenture Trustee;

 .  curing any ambiguity or correcting any inconsistency in the Subordinated
   Indenture; and, provided, that no such action shall adversely affect the interests of the holders of such subordinated debt securities;

 .  adding, changing or eliminating any provisions of the Subordinated Indenture
   (which addition, change or elimination may apply to one or more series of subordinated debt securities), provided that any such addition, change or elimination neither (a) applies to any security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision nor (b) modifies the rights of holders of any such security with respect to such provisions;

 .  securing the securities; or

 . changing anything else that does not adversely affect the interests of any holder of subordinated debt securities.

In addition, under the Subordinated Indenture, the rights of holders of a series of subordinated debt securities may be changed by Occidental and the Subordinated Indenture Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding subordinated debt securities of each series that is affected. However, the following changes, among other things, may only be made with the consent of each holder of any outstanding subordinated debt securities affected:

 .  changing the stated maturity of such subordinated debt securities;

 . reducing the principal amount of a discount security payable upon declaration of acceleration;

 . reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any such subordinated debt securities;

 . changing the place or currency of payment of principal or interest, if any, on any such subordinated debt securities;

 . impairing the right to institute suit for the enforcement of any payment on or with respect to any such subordinated debt securities; and

 . modifying any of the foregoing requirements or reducing the percentage of subordinated debt securities, the holders of which are required to consent to any amendment or waiver of any covenant or past default.

If the consent of the Property Trustee of a trust, as the sole holder of subordinated debt securities held by the trust, is required to consent to any amendment, modification or termination of the Subordinated Indenture, the Property Trustee will request directions from the holders of the preferred securities of the applicable trust.

Form, Exchange, and Transfer

The subordinated debt securities of each series may be issued as registered securities, as bearer securities (with or without coupons) or both. Unless otherwise specified in the applicable prospectus supplement, registered securities will be issued in denominations of $1,000 and any integral multiple thereof and bearer securities will be issued in denominations of $5,000 and $100,000. Subject to the terms of the Subordinated Indenture and the limitations applicable to global securities described in the applicable prospectus supplement, registered securities will be exchangeable for other registered securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the Subordinated Indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, subordinated debt securities issued as registered securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by Occidental for such purpose. Bearer securities will not be issued in exchange for registered securities. Unless otherwise provided in the subordinated debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but Occidental may require payment of any taxes or other governmental charges. Occidental has appointed the Subordinated Indenture Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by Occidental for any subordinated debt securities will be named in the applicable prospectus supplement. Occidental may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Occidental will be required to maintain a transfer agent in each place of payment for the subordinated debt securities of each series.

If the subordinated debt securities of any series are to be redeemed, Occidental will not be required to:

 . issue, register the transfer of, or exchange any subordinated debt securities of, that series during a period beginning at the opening of business 15 days before any selection of subordinated debt securities of such series for redemption and ending, in the case of registered securities, at the close of business on the day of mailing of the relevant notice of redemption and, in the case of bearer securities, the first publication date of such notice, or if the subordinated debt securities of such series are also issuable as registered securities and there is no publication, at the close of business on the day of mailing of such notice;

 . in the case of registered securities, register the transfer of or exchange any subordinated debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any such registered security being redeemed in part; or

 . in the case of bearer securities, exchange any subordinated debt securities so selected for redemption, except to exchange such bearer security for a registered security that is immediately surrendered for redemption.

Global Securities

The subordinated debt securities of each series may be issued in whole or in part in global form. A subordinated debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global subordinated debt security may not be transferred, except as a whole among the depositary for such subordinated debt securities and/or its nominees and/or successors. If any subordinated debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interests in any such global security may exchange such interests for definitive subordinated debt securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global subordinated debt security and the specific terms of the depositary arrangement with respect to any such global subordinated debt security.

Discharge

Unless otherwise indicated in an applicable prospectus supplement, Occidental may terminate at any time its obligations under the Subordinated Indenture with respect to any series of subordinated debt securities by (1)(a) delivering all of the outstanding securities of that series to the Subordinated Indenture Trustee to be cancelled or (b) depositing with the Subordinated Indenture Trustee funds or non-callable United States government obligations sufficient to pay all remaining principal and interest on the series of subordinated debt securities and (2) complying with certain other provisions of the Subordinated Indenture.

If Occidental elects to satisfy its obligations by depositing United States obligations as described above ("discharge"), such election under present law is likely to be treated as a redemption of the subordinated debt securities of that series prior to maturity in exchange for the property deposited in trust. If so, each holder would generally recognize, at the time of discharge, gain or loss for United States federal income tax purposes measured by the difference between (1) the sum of (a) the amount of any cash and (b) the fair market value of any property deposited in trust deemed received by the holder (unless attributable to accrued interest) and (2) the holder's tax basis in the subordinated debt securities deemed surrendered. After the discharge, each holder would be treated as if it held an undivided interest in the cash (or investments made therewith) and the property held in trust. Each holder would generally be subject to tax liability in respect of interest income and original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a discharged subordinated debt security would not receive cash (except for current payments of interest on such subordinated debt security) until the maturity or earlier redemption of such subordinated debt security. Such tax treatment could affect the purchase price that a holder would receive upon the sale of the subordinated debt securities.

Information Concerning the Subordinated Indenture Trustee

The Subordinated Indenture Trustee, other than during the occurrence and continuance of an event of default under the Subordinated Indenture, undertakes to perform only such duties as are specifically set forth in the Subordinated Indenture and, upon an event of default under the Subordinated Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Subordinated Indenture Trustee is under no obligation to exercise any of the powers given it by the Subordinated Indenture at the request of any holder of subordinated debt securities unless it is offered reasonable security and indemnity by such holder against the costs, expenses and liabilities that it might incur. The Subordinated Indenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

The Bank of New York is a participating lender under one of Occidental's revolving credit agreements and provides commercial banking services to Occidental and its affiliates. The Bank of New York is the Senior Indenture Trustee and will also act as the Subordinated Indenture Trustee, the Property Trustee and the Preferred Securities Guarantee Trustee. In addition, an affiliate of The Bank of New York will act as the Delaware Trustee under each trust. However, if The Bank of New York acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate such conflict or resign.

Payment and Payment Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any subordinated debt securities (other than bearer securities) on any interest payment date will be made to the person in whose name such subordinated debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for such interest.

Principal of and any premium and interest on the subordinated debt securities (other than bearer securities) of a particular series will be payable at the office of the paying agents designated by Occidental, except that, unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by wire transfer or by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the Subordinated Indenture Trustee in The City of New York will be designated as sole paying agent for payments with respect to subordinated debt securities of each series. Any other paying agents initially designated by Occidental for the subordinated debt securities of a particular series will be named in the applicable prospectus supplement. Occidental will be required to maintain a paying agent in each place of payment for the subordinated debt securities of a particular series.

Unless otherwise indicated in the applicable prospectus supplement, interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at the offices of a paying agent outside the United States as Occidental may designate, or by check mailed to any address or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable prospectus supplement, any payment of an installment of interest on any bearer security will be made only if the coupon relating to the interest installment is surrendered.

All moneys paid by Occidental to a paying agent or the Subordinated Indenture Trustee for the payment of the principal of or any premium or interest on any subordinated debt securities which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to Occidental, and the holder of the security thereafter may look only to Occidental for payment thereof.

Governing Law

The Subordinated Indenture and subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

DESCRIPTION OF PREFERRED SECURITIES

General

Each Declaration authorizes the Regular Trustees to issue on behalf of each trust one series of preferred securities which will have the terms described in a prospectus supplement. The proceeds from the sale of a trust's preferred and common securities will be used by such trust to purchase a series of subordinated debt securities issued by Occidental. The subordinated debt securities will be held in trust by the Property Trustee for the benefit of the holders of such preferred and common securities.

Under each Preferred Securities Guarantee, Occidental will agree to make payments of distributions and payments on redemption or liquidation with respect to a trust's preferred securities, but only to the extent such trust has funds available to make those payments and has not made such payments. See "Description of the Preferred Securities Guarantees."

The assets of a trust available for distribution to the holders of its preferred securities will be limited to payments from Occidental under the series of subordinated debt securities held by such trust. If Occidental fails to make a payment on such subordinated debt securities, such trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

Each Preferred Securities Guarantee, when taken together with Occidental's obligations under the related series of subordinated debt securities, the Subordinated Indenture and the related Declaration, will provide a full and unconditional guarantee of amounts due on the preferred securities issued by a trust.

Each Declaration will be qualified as an indenture under the Trust Indenture Act. Each Property Trustee will act as indenture trustee for the preferred securities to be issued by the applicable trust, in order to comply with the provisions of the Trust Indenture Act.

Each series of preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as described in the relevant Declaration or made part of such Declaration by the Trust Indenture Act or the Delaware Business Trust Act. The terms of such preferred securities will mirror the terms of the subordinated debt securities held by the trust.

The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of such preferred securities, including:

 .  the name of such preferred securities;

 .  the dollar amount and number of securities issued;

 .  any provision relating to deferral of distribution payments;

 . the annual distribution rate(s) (or method of determining such rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

 .  the date from which distributions shall be cumulative;

 . the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which such preferred securities shall be purchased or redeemed, in whole or in part;

 . the terms and conditions, if any, upon which the applicable series of subordinated debt securities may be distributed to holders of such preferred securities;

 .  the voting rights, if any, of holders of such preferred securities;

 .  any securities exchange on which such preferred securities will be listed;

 . whether such preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for such global certificates and the specific terms of the depositary arrangements; and

 . any other relevant rights, preferences, privileges, limitations or restrictions of such preferred securities.

Each prospectus supplement will describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities covered by such prospectus supplement.

Liquidation Distribution Upon Dissolution

Unless otherwise specified in an applicable prospectus supplement, each Declaration states that the related trust shall be dissolved:

 .  on the expiration of the term of such trust;

 .  upon the bankruptcy of Occidental;

 . upon the filing of a certificate of dissolution or its equivalent with respect to Occidental;

 . upon the filing of a certificate of cancellation with respect to such trust after obtaining the consent of at least a majority in liquidation amount of the preferred and common securities of such trust, voting together as a single class;

 . 90 days after the revocation of the charter of Occidental (but only if the charter is not reinstated during that 90-day period);

 . upon the distribution of the related subordinated debt securities directly to the holders of the preferred and common securities of such trust;

 . upon the redemption of all of the common and preferred securities of such trust; or

 . upon entry of a court order for the dissolution of Occidental, or such trust.

Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution, after the trust pays all amounts owed to creditors, the holders of the preferred and common securities will be entitled to receive:

 . cash equal to the aggregate liquidation amount of each preferred and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; unless

 . subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred and common securities are distributed to the holders of the preferred and common securities.

If such trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities shall be paid pro rata. However, if an event of default under the related Declaration has occurred, the total amounts due on such preferred securities will be paid before any distribution on such common securities.

Declaration Events of Default

An event of default under the Subordinated Indenture relating to a series of subordinated debt securities is an event of default under the Declaration of the trust that owns these subordinated debt securities (a "Declaration Event of Default"). See "Description of the subordinated debt securities -- Events of Default Under the Subordinated Indenture."

Occidental and the Regular Trustees of a trust must file annually with the Property Trustee for such trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related Declaration.

Upon the occurrence of a Declaration Event of Default, the Property Trustee of the applicable trust, as the sole holder of the subordinated debt securities held by such trust, will have the right under the Subordinated Indenture to declare the principal of, premium, if any, and interest on such subordinated debt securities to be immediately due and payable.

If a Property Trustee fails to enforce its rights under the related Declaration or the Subordinated Indenture to the fullest extent permitted by law and subject to the terms of such Declaration and the Subordinated Indenture, any holder of the preferred securities issued by the related trust may sue Occidental, or seek other remedies, to enforce the Property Trustee's rights under the Declaration or the Subordinated Indenture without first instituting a legal proceeding against such Property Trustee or any other person.

If Occidental fails to pay principal, premium, if any, or interest on a series of subordinated debt securities when payable, then a holder of the related preferred securities issued by a trust which owns such notes may directly sue Occidental or seek other remedies, to collect its pro rata share of payments owed.

Removal and Replacement of Trustees

Only the holder of a trust's common securities has the right to remove or replace the trustees of such trust. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration for such trust.

Mergers, Consolidations or Amalgamations of the Trusts

A trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body ("Merger Event"), except as described below. A trust may, with the consent of a majority of its Regular

Trustees and without the consent of the holders of its preferred and common securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, if:

 .  the successor entity either

  (1) assumes all of the obligations of the trust relating to its preferred and common securities; or

  (2) substitutes for such trust's preferred and common securities other securities substantially similar to such preferred and common securities ("successor securities"), so long as the successor securities rank the same as such preferred and common securities for distributions and payments upon liquidation, redemption and otherwise;

 . Occidental acknowledges a trustee of such successor entity who has the same powers and duties as the Property Trustee of such trust as the holder of the particular series of subordinated debt securities;

 . the preferred securities are listed, or any successor securities will be listed, upon notice of issuance, on the same national securities exchange or other organization that the preferred securities are then listed;

 . the Merger Event does not cause its preferred securities or successor securities to be downgraded by any national rating agency;

 . the Merger Event does not adversely affect the rights, preferences and privileges of the holders of its preferred and common securities or successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity);

 .  the successor entity has a purpose identical to that of the trust;

 . prior to the Merger Event, Occidental has received an opinion of counsel from a law firm stating that

  (1) such Merger Event does not adversely affect the rights of the holders of the trust's preferred securities or any successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity); and

  (2) following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

 . Occidental guarantees the obligations of the successor entity under the successor securities in the same manner as in the applicable Preferred Securities Guarantee and the guarantee of the common securities for such trust.

In addition, unless all of the holders of the preferred and common securities approve otherwise, a trust shall not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Declarations

The holders of preferred securities have no voting rights except as discussed under "-- Mergers, Consolidations or Amalgamations of the Trust" and "Description of the Preferred Securities Guarantees--Amendments and Assignment," and as otherwise required by law and the Declaration for such trust.

A Declaration may be amended if approved by a majority of the Regular Trustees of the applicable trust. However, if any proposed amendment provides for, or such Regular Trustees otherwise propose to effect:

  (1) any action that would adversely affect the powers, preferences or special rights of the trust's preferred and common securities, whether by way of amendment to such Declaration or otherwise; or

  (2) the dissolution, winding-up or termination of such trust other than pursuant to the terms of its Declaration,

then the holders of the trust's preferred and common securities as a single class will be entitled to vote on such amendment or proposal. In that case, the amendment or proposal will be effective only if approved by at least a majority in liquidation amount of the preferred and common securities affected by such amendment or proposal.

If any amendment or proposal referred to in clause (1) above would adversely affect only the preferred securities or the common securities of a trust, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will only be effective with the approval of at least a majority in liquidation amount of such affected class.

No amendment may be made to a Declaration if such amendment would:

 . cause the related trust to be characterized as other than a grantor trust for United States federal income tax purposes;

 .  reduce or otherwise adversely affect the powers of the Property Trustee; or

 . cause the related trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act.

The holders of a majority in aggregate liquidation amount of the preferred securities of each trust have the right to:

 . direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee of the trust; or

 .  direct the exercise of any trust or power conferred upon such Property
   Trustee under that trust's Declaration, including the right to direct the Property Trustee, as the holder of a series of subordinated debt securities, to

  (1) exercise the remedies available under the Subordinated Indenture with respect to such subordinated debt securities;

  (2) waive any event of default under the Subordinated Indenture that is waivable; or

  (3) cancel an acceleration of the principal of the subordinated debt securities.

However, if the Subordinated Indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of subordinated debt securities (a "super- majority"), then the Property Trustee for such series must get approval of the holders of a super-majority in liquidation amount of such series of preferred securities.

In addition, before taking any of the foregoing actions, the Property Trustee must obtain an opinion of counsel stating that, as a result of such action, the trust will continue to be classified as a grantor trust for United States federal income tax purposes.

The Property Trustee of a trust will notify all preferred securities holders of such trust of any notice received from the Subordinated Indenture Trustee with respect to the subordinated debt securities held by such trust.

As described in each Declaration, the Property Trustee may hold a meeting to have preferred securities holders vote on a change or have them approve the change by written consent.

If a vote of preferred securities holders is taken or a consent is obtained, any preferred securities that are owned by Occidental or any of its affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means:

 . Occidental and any of its affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of preferred securities; and

 . any preferred securities owned by Occidental or any of its affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

Information Concerning the Property Trustees

For matters relating to compliance with the Trust Indenture Act, the Property Trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each Property Trustee, other than during the occurrence and continuance of a Declaration Event of Default under the applicable trust, undertakes to perform only such duties as are specifically set forth in the applicable Declaration and, upon a Declaration Event of Default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a Property Trustee is under no obligation to exercise any of the powers given it by the applicable Declaration at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the preferred securities will not be required to offer such an indemnity where the holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

The Bank of New York is a participating lender under one of Occidental's revolving credit agreements and provides commercial banking services to Occidental and its affiliates. The Bank of New York is the Senior Indenture Trustee and will act as the Subordinated Indenture Trustee, the Property Trustee and the Preferred Securities Guarantee Trustee. In addition, an affiliate of The Bank of New York will act as the Delaware Trustee of each of the trusts. However, if The Bank of New York acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate such conflict or resign.

Miscellaneous

The Regular Trustees of each trust are authorized and directed to conduct the affairs of and to operate such trust in such a way that

 . it will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

 . it will be classified as a grantor trust for United States federal income tax purposes; and

 . the subordinated debt securities held by it will be treated as indebtedness of Occidental for United States federal income tax purposes.

Occidental and the Regular Trustees of a trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or Declaration) that Occidental and the Regular Trustees of such trust determine to be necessary or desirable for such purposes.

Holders of preferred securities have no preemptive or similar rights.

A trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

Each Declaration and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

General

Occidental will execute a Preferred Securities Guarantee, which benefits the holders of preferred securities, at the time that a trust issues those preferred securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee ("Preferred Guarantee Trustee") under each Preferred Securities Guarantee for the purposes of compliance with the Trust Indenture Act. The Preferred Guarantee Trustee will hold each Preferred Securities Guarantee for the benefit of the preferred securities holders of the applicable trust.

Occidental will irrevocably agree, as described in each Preferred Securities Guarantee, to pay in full, to the holders of the preferred securities issued by the applicable trust, the Preferred Securities Guarantee Payments (as defined below) (except to the extent previously paid), when and as due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert. The following payments, to the extent not paid by a trust ("Preferred Securities Guarantee Payments"), will be covered by the applicable Preferred Securities Guarantee:

 . any accrued and unpaid distributions required to be paid on the applicable preferred securities, to the extent that the trust has funds available to make the payment;

 . the redemption price, to the extent that the trust has funds available to make the payment; and

 .  upon a voluntary or involuntary dissolution and liquidation of the trust
   (other than in connection with a distribution of subordinated debt securities to holders of such preferred securities or the redemption of all such preferred securities), the lesser of:

  (1) the aggregate of the liquidation amount specified in the prospectus supplement for each preferred security plus all accrued and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

  (2) the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon a dissolution and liquidation of the trust ("Liquidation Payment").

Occidental's obligation to make a Preferred Securities Guarantee Payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

No single document executed by Occidental relating to the issuance of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Occidental's obligations under the applicable Preferred Securities Guarantee, Declaration, Subordinated Indenture and the subordinated debt securities that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

Status of the Preferred Securities Guarantees

Each Preferred Securities Guarantee will constitute an unsecured obligation of Occidental and will rank:

 . subordinate and junior in right of payment to all of Occidental's other liabilities (except for those liabilities made equal or junior by their terms to any liabilities of Occidental under such Preferred Securities Guarantee);

 . equal with any guarantee now or hereafter issued by Occidental in respect of the most senior preferred or preference stock now or hereafter issued by Occidental, and with any guarantee now or hereafter issued by it in respect of any preferred or preference stock of any of its affiliates; and

 .  senior to Occidental's common stock.

Each Declaration will require that the holder of preferred securities accept the subordination provisions and other terms of the Preferred Securities Guarantee. Each Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (in other words the holder of the guaranteed security may sue Occidental, or seek other remedies, to enforce its rights under the Preferred Securities Guarantee without first suing any other person or entity). A Preferred Securities Guarantee will not be discharged except by payment of the Preferred Securities Guarantee Payments in full to the extent not previously paid or upon distribution to the applicable preferred securities holders of the corresponding series of subordinated debt securities pursuant to the appropriate Declaration.

Amendments and Assignment

Except with respect to any changes which do not adversely affect the rights of holders of a series of preferred securities in any material respect (in which case no consent of such holders will be required), a Preferred Securities Guarantee may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of such preferred securities (excluding any such preferred securities held by Occidental or any of its affiliates). A description of the way to obtain any approval is described under "Description of the Preferred Securities--Voting Rights; Amendment of Declarations." All guarantees and agreements contained in a Preferred Securities Guarantee will be binding on Occidental's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable preferred securities.

Preferred Securities Guarantee Events of Default

An event of default under a Preferred Securities Guarantee occurs if Occidental fails to make any of its required payments or perform its obligations under such Preferred Securities Guarantee.

The holders of at least a majority in aggregate liquidation amount of the preferred securities relating to each Preferred Securities Guarantee (excluding any preferred securities held by Occidental or any of its affiliates) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee relating to such Preferred Securities Guarantee or to direct the exercise of any trust or power given to the Preferred Guarantee Trustee under such Preferred Securities Guarantee.

Information Concerning the Preferred Guarantee Trustees

The Preferred Guarantee Trustee under a Preferred Securities Guarantee, other than during the occurrence and continuance of a default under such Preferred Securities Guarantee, will perform only the duties that are specifically described in such Preferred Securities Guarantee. After such a default, the Preferred Guarantee Trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a Preferred Guarantee Trustee is under no obligation to exercise any of its powers as described in the applicable Preferred Securities Guarantee at the request of any holder of covered preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Preferred Securities Guarantees

Each Preferred Securities Guarantee will terminate once the applicable preferred securities are paid in full or upon distribution of the corresponding series of subordinated debt securities to the holders of such preferred securities. Each Preferred Securities Guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities issued by the applicable trust must restore payment of any sums paid under such preferred securities or such Preferred Securities Guarantee.

Governing Law

The Preferred Securities Guarantees will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG PREFERRED SECURITIES, PREFERRED SECURITIES GUARANTEES AND SUBORDINATED DEBT SECURITIES HELD BY EACH TRUST

Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by Occidental to the extent described under "Description of the Preferred Securities Guarantees." No single document executed by Occidental in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of such preferred securities. It is only the combined operation of Occidental's obligations under the applicable Preferred Securities Guarantee, Declaration, Subordinated Indenture and subordinated debt securities that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

As long as Occidental makes payments of interest and other payments when due on the subordinated debt securities held by a trust, such payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by that trust, primarily because:

 . the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the preferred and common securities;

 . the interest rate and interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

 . Occidental shall pay for any and all costs, expenses and liabilities of each trust except such trust's obligations under its preferred securities (and Occidental has agreed to guarantee such payment); and

 . each Declaration provides that the related trust will not engage in any activity that is not consistent with the limited purposes of the trust.

If and to the extent that Occidental does not make payments on such subordinated debt securities, such trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, you will not be able to rely upon the Preferred Securities Guarantee for payment of these amounts. Instead, you may directly sue Occidental or seek other remedies to collect your pro rata share of payments owed. If you sue Occidental to collect payment, then Occidental will assume your rights as a holder of preferred securities under such trust's Declaration to the extent Occidental makes a payment to you in any such legal action.

A holder of any preferred security may sue Occidental, or seek other remedies, to enforce its rights under the applicable Preferred Securities Guarantee without first suing the applicable Preferred Guarantee Trustee, the trust which issued the preferred security or any other person or entity.

PLAN OF DISTRIBUTION

Occidental may sell the senior debt securities or subordinated debt securities and a trust may sell its preferred securities being offered hereby in one or more of the following ways from time to time:

 .  to underwriters for resale to the public or to institutional investors;

 .  directly to institutional investors;

 .  directly to agents;

 .  through agents to the public or to institutional investors; or

 . if indicated in the prospectus supplement, pursuant to delayed delivery contracts or by remarketing firms.

The prospectus supplements will set forth the terms of the offering of each series of securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to Occidental or the applicable trust, as the case may be, from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market or varying prices determined at the time of sale.

Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If a dealer is utilized in the sale of securities, Occidental will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for Occidental. Any remarketing firm will be identified and the terms of its agreement, if any, with Occidental and its compensation will be described in the prospectus supplement.

Underwriters, agents, dealers and remarketing firms may be entitled under agreements entered into with Occidental and/or a trust to indemnification by Occidental and/or such trust against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters, agents, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for Occidental and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold by Occidental or by the trusts for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange.

LEGAL OPINIONS

The validity of the senior debt securities, the subordinated debt securities, the Preferred Securities Guarantees and certain matters relating thereto will be passed on for Occidental by Robert E. Sawyer, Esq., Associate General Counsel of Occidental, and by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, and for any underwriters by Brown & Wood LLP, Los Angeles, California. Mr. Sawyer beneficially owns, and has rights to acquire under employee stock options, an aggregate of less than 1% of the outstanding common stock of Occidental.

EXPERTS

The consolidated financial statements and financial statement schedule of Occidental and its subsidiaries, for the fiscal year ended December 31, 1997, included or incorporated by reference in Occidental's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which are incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said film as experts in accounting and auditing in giving said reports.

The statements of financial position of the U.S. Department of Energy Naval Petroleum Reserve No. 1 (NPR-1) as of September 30, 1997 and 1996, and the related statements of operations and changes in net position, and cash flows for the year then ended, which appears in Occidental's Current Report on Form 8-K dated February 10, 1998 (date of earliest event reported) have been incorporated by reference herein and in the registration statement in reliance upon the report dated November 14, 1997 of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of the Lyondell Contributed Business and Equistar Chemicals, LP which appear in Occidental's Current Report of Form 8-K dated May 15, 1998 have been incorporated by reference herein and in the registration statement in reliance on the report dated July 7, 1998 and the report dated February 16, 1998 of PricewaterhouseCoopers LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of income and cash flows of the Millennium Contributed Business which appear in Occidental's Current Report on Form 8-K dated May 15, 1998 have been incorporated by reference herein and in the registration statement in reliance on the report dated July 9, 1998 of PricewaterhouseCoopers LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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--------------------------------------------------------------------------------

                        20,000,000 Preferred Securities

                  [LOGO OF OCCIDENTAL PETROLEUM CORPORATION]

                              Oxy Capital Trust I

              % Trust Originated Preferred Securities/SM/ ("TOPrS/SM/")
                  guaranteed to the extent set forth herein by

                        Occidental Petroleum Corporation

                             ---------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------

                              Merrill Lynch & Co.
                           A.G. Edwards & Sons, Inc.
                           Morgan Stanley Dean Witter
                            PaineWebber Incorporated
                       Prudential Securities Incorporated
                              Salomon Smith Barney

                                        , 1999

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